UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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TOLL BROTHERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, March 16, 2011

The 2011 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Wednesday, March 16, 2011 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1. To elect the three directors nominated by the Board of Directors of the Company (the “Board”) and named in the proxy statement to hold office until the 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. (The terms of office of the other directors do not expire until 2012 or 2013.)

2. To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

3. To approve an amendment to the Company’s Second Restated Certificate of Incorporation, as amended, to provide for the annual election of all directors.

4. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

5. To recommend, in an advisory and non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

6. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on January 18, 2011 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board urges you to sign, date and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.

Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth on the next page.

By Order of the Board of Directors,

MICHAEL I. SNYDER
Secretary

February [  ], 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 16, 2011

The proxy statement and 2010 Annual Report of Toll Brothers, Inc. are available at:
https://materials.proxyvote.com/889478

ATTENDANCE AT ANNUAL MEETING — ADMISSION POLICY AND PROCEDURES

The Meeting will be held at our offices at 250 Gibraltar Road, Horsham, Pennsylvania 19044 and will begin promptly at 12:00 noon EDT. Directions to the Meeting are available at: www.tollcareercenter.com/directions. All attendees must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones or PDAs with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.

Admission Policy and Procedures

Attendance at the Meeting is limited to (A) stockholders who own shares directly with the Company (“record holders”); (B) stockholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”); and (C) authorized representatives of entities who are beneficial holders. Beneficial holders must present evidence of their ownership, such as a letter from the bank, broker or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. In addition to any evidence required under (B), above, authorized representatives must present (1) a letter from the record holder certifying to the beneficial ownership of the entity they represent and (2) a letter from the entity certifying to their status as an authorized representative.

Record Holders	Beneficial Holders

If you plan to vote by proxy but attend the Meeting in person, please:	If you plan to vote by proxy but attend the Meeting in person, please:
1.  Indicate your votes on your proxy card;

2.  Mark the box on your proxy card indicating your intention to attend;

3.  Return the proxy card to the address indicated therein; and

4.  Follow all admissions policies set forth above.

  1.  Indicate your votes on the voting instruction card and return the card to the address indicated therein;

  2.  Send written notice* of your intention to attend the Meeting to the address below** by March [2], 2011; and

  3.  Follow all admissions policies set forth above.

If you plan to attend and vote at the Meeting, please:	If you plan to attend and vote at the Meeting, please:
1. Bring your proxy card with you to the Meeting; 2. Send written notice* of your intention to attend to the address below** by March [2], 2011; and 3. Follow all admissions policies set forth above.	1. Contact your bank or broker to obtain a written legal proxy form in order to vote your shares at the Meeting; failure to obtain a legal proxy form from your bank or broker will prevent you from voting your shares at the Meeting;

  2.  Send written notice* of your intention to attend the Meeting to the address below** by March [2], 2011; and

3. Follow all admissions policies set forth above.

*	Written notice should include: (1) your name, complete mailing address and phone number, (2) if you are a beneficial holder, evidence of your ownership, and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by March [2], 2011, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.

**	Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attention: Michael I. Snyder, Secretary

TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044

PROXY STATEMENT
For
Annual Meeting of Stockholders
Wednesday, March 16, 2011

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Toll Brothers, Inc., a Delaware corporation, for use at the Toll Brothers, Inc. 2011 Annual Meeting of Stockholders (the “Meeting”), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. Any reference to “Toll Brothers” or any use of the terms “Company,” “we,” “us” or “our” in this proxy statement refers to Toll Brothers, Inc. This proxy statement, the foregoing notice and the enclosed proxy card are first being sent to our stockholders on or about February [  ], 2011.

The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Robert I. Toll and Douglas C. Yearley, Jr., or either of them, acting as your designated proxies, will vote or otherwise act thereon in accordance with his or their judgment on such matters.

If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, Messrs. Robert I. Toll and Douglas C. Yearley, Jr., or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One, vote “THREE YEARS” with respect to Proposal Five and “FOR” each of the other proposals.

Any proxy card may be revoked at any time before its exercise by notifying the Secretary in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled To Vote, Quorum and Required Vote

The record date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 18, 2011 (the “Record Date”). At the close of business on the Record Date, there were 166,735,842 shares of our common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.

Proposal One:  Directors are elected by a plurality of the votes cast at the Meeting on this proposal and the three nominees who receive the most votes will be elected. Under the New York Stock Exchange (“NYSE”) rules, your brokerage firm or other nominee is not permitted to vote your shares with respect to Proposal One without specific instructions from you as to how to vote with respect to the election of each of the three nominees for director, because the election of directors is not considered a “routine” matter under the NYSE rules. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal Two:  To be approved, this proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. However, your vote will not be binding on the Board or the Company. Proposal Two is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ shares on Proposal Two if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions will not be taken into account in determining the outcome of this proposal.

Proposal Three:  To be approved, this proposal requires an affirmative vote of the holders of at least 66 2/3% of the combined voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. This means that the votes that our stockholders cast “FOR” this proposal must equal at least 66 2/3% of our outstanding shares of common stock. Proposal Three is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ shares on Proposal Three if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions will have the effect of a negative vote on this proposal.

Proposal Four:  To be approved, this proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. Proposal Four is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

Proposal Five:  A plurality of the votes cast at the Meeting will determine, in a non-binding vote, whether the advisory and non-binding vote to approve the compensation of our named executive officers will occur every three years, every two years or every one year. Because your vote is advisory, it will not be binding on the Board or the Company. Proposal Five is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

Security Ownership of Principal Stockholders and Management

The following table sets forth beneficial ownership, as of the Record Date, of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors, nominees for director and named executive officers; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

		Percent of
	Amount and Nature of	Common
Name of Beneficial Owner	Beneficial Ownership(1)	Stock

Robert I. Toll (2)	17,875,966	10.49
Bruce E. Toll (3)	5,141,727	3.08
FMR LLC (4)	24,100,450	14.45
Wellington Management Company, LLP (5)	11,814,400	7.09
BlackRock, Inc. (6)	8,913,964	5.35
Zvi Barzilay	1,981,041	1.18
Robert S. Blank	241,692	*
Edward G. Boehne	241,900	*
Richard J. Braemer	465,647	*
Christine N. Garvey	12,600	*
Carl B. Marbach (7)	339,511	*
Stephen A. Novick	160,700	*
Estate of Joel H. Rassman	1,105,262	*
Paul E. Shapiro	370,826	*
Douglas C. Yearley, Jr. (8)	313,585	*
Martin P. Connor	7,750	*
All directors and executive officers as a group (12 persons) (9)	27,152,945	15.62

*	Less than 1%

(1)	Shares issuable pursuant to restricted stock units (“RSUs”), restricted stock awards and options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following numbers of shares of common stock underlying RSUs, restricted stock awards and options held by the following individuals, and all directors and executive officers as a group: Mr. Robert I. Toll, 3,718,491 shares; Mr. Bruce E. Toll, 127,500 shares; Mr. Barzilay, 1,674,505 shares; Mr. Blank, 228,000 shares; Mr. Boehne, 239,500 shares; Mr. Braemer, 219,500 shares; Ms. Garvey, 12,500 shares; Mr. Marbach, 243,500 shares; Mr. Novick, 159,500 shares; Mr. Shapiro, 237,625 shares; Mr. Yearley, 193,649 shares; Mr. Connor, 7,750 shares; and all directors and executive officers as a group, 7,062,020 shares.

(2)	The address for Mr. Robert I. Toll is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, Pennsylvania 19044. Amount includes 77,265 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with voting and dispositive power, and as to which he disclaims beneficial ownership. Amount also includes 94,044 shares owned by the Robert and Jane Toll Foundation, of which Mr. Robert I. Toll is a trustee with shared voting and dispositive power, and as to which he disclaims beneficial ownership. Amount includes 6,820,316 shares pledged to financial institutions to secure personal obligations of Mr. Robert I. Toll.

(3)	Amount includes 4,442,932 shares pledged to financial institutions to secure obligations of The Bruce E. Toll Revocable Trust (of which Mr. Bruce E. Toll is the sole trustee).

(4)	FMR LLC filed a Schedule 13G with the Securities and Exchange Commission (the “SEC”) on February 16, 2010, which states that the address of FMR LLC (“FMR”) is 82 Devonshire Street, Boston, Massachusetts 02109, and that FMR has sole dispositive power with respect to 24,100,450 shares, has sole power to vote or direct to vote with respect to 352,720 shares, but does not have sole or shared voting power with respect to any of the remaining shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. One person, Fidelity Magellan Fund, an investment company registered under the Investment Company Act of 1940, had an interest in 12,853,054 shares as of the date the Schedule 13G was filed.

(5)	Wellington Management Company, LLP (“Wellington Management”) filed a Schedule 13G with the SEC on February 12, 2010, which states that the address of Wellington Management is 75 State Street, Boston, Massachusetts 02109, and that Wellington Management, in its capacity as an investment adviser, may be deemed to have had beneficial ownership of 11,814,400 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent (5%) of the class of shares, and that Wellington Management has shared voting power with respect to 3,240,100 shares and shared dispositive power with respect to 11,814,400 shares.

(6)	BlackRock, Inc. (“BlackRock”) filed a Schedule 13G with the SEC on January 29, 2010, which states that the address of BlackRock is 40 East 52nd Street, New York, New York 10022, and that BlackRock has sole dispositive and voting power with respect to 8,913,964 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest is more than five percent (5%) of the total outstanding shares.

(7)	Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

(8)	Amount includes 24,500 shares pledged to a financial institution to secure personal obligations of Mr. Yearley.

(9)	The Board of Directors, after reviewing the functions of all of our officers, both in terms of designated function and functions actually performed, has determined that only Messrs. Robert I. Toll, Douglas C. Yearley, Jr., Zvi Barzilay and Martin P. Connor are currently deemed to be executive officers of the Company for purposes under Item 403 of Regulation S-K of the SEC.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Meeting, our stockholders will elect three directors to hold office until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The directors whose terms of office expire at the Meeting are Messrs. Robert I. Toll, Bruce E. Toll and Ms. Christine N. Garvey. Mr. Joel H. Rassman, a director since 1996 whose term of office was also due to expire at the Meeting, passed away in September 2010 after an extended illness; the Board has reduced the class of directors to serve until 2014 to three.

Our Board is currently divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. As more fully described in Proposal Three, the Board has recommended that stockholders approve an amendment to the Company’s Second Restated Certificate of Incorporation, as amended, to provide for the annual election of directors beginning with the class of directors up for re-election at the 2012 Annual Meeting of Stockholders, continuing with the class of directors up for re-election at the 2013 Annual Meeting of Stockholders and culminating with the full Board up for re-election, for the first time as a group, at the 2014 Annual Meeting of Stockholders.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Robert I. Toll, Bruce E. Toll and Ms. Christine N. Garvey to serve again as directors until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that such proxy represents for the election of such other person as the Board may nominate on the recommendation of the Nominating and Corporate Governance Committee.

Set forth below is certain information concerning each current director, each nominee for election as a director at the Meeting and each director whose current term of office will continue after the Meeting. Our directors’

experience and tenure as accomplished business leaders and their qualifications described below have led to the conclusion that each provides the Company with unique perspective, insight and skills relative to our business strategy, structure and direction, and, therefore, should serve as a director of the Company.

		Director	Term
Name	Age	Since	Expires	Position(s) with the Company

Robert I. Toll	70	1986	2011	Executive Chairman of the Board
Bruce E. Toll	67	1986	2011	Vice Chairman of the Board
Douglas C. Yearley, Jr.	50	2010	2012	Chief Executive Officer
Zvi Barzilay	64	1994	2013	President, Chief Operating Officer and Director
Robert S. Blank	70	1986	2012	Director
Edward G. Boehne	70	2000	2013	Director
Richard J. Braemer	69	1986	2013	Director
Christine N. Garvey	65	2009	2011	Director
Carl B. Marbach	69	1991	2013	Director
Stephen A. Novick	70	2003	2012	Director
Paul E. Shapiro	69	1993	2012	Director

Robert I. Toll, with his brother Bruce E. Toll, founded our predecessor’s operations in 1967. He has been a member of our Board since our inception in May 1986. He served as our Chief Executive Officer and Chairman of the Board from our inception until June 2010 when he assumed the new position of Executive Chairman of the Board.

Bruce E. Toll, the brother of Robert I. Toll, has been a member of our Board since our inception in May 1986 and served as our Chief Operating Officer until May 1998 and our President until November 1998. He is a member of the Public Debt and Equity Securities Committee. Mr. Toll is the founder and president of BET Investments, a commercial real estate company, and the owner of several automobile dealerships. From June 2006 through August 2009, Mr. Toll was the Chairman of Philadelphia Media Holdings, L.L.C., the parent company of the Philadelphia Inquirer and the Philadelphia Daily News, and from December 2007 through February 2009, he served on the board of directors of Fifth Street Finance Corp., a NYSE-listed company that lends to and invests in small and mid-sized companies. From 2000 until July 2006, Mr. Toll was a member of the board of directors of UbiquiTel, Inc.

Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990 as a direct report to the Chief Executive Officer specializing in land acquisitions from financial institutions. Prior to joining us, Mr. Yearley was a commercial litigation attorney in New Jersey. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer.

Zvi Barzilay has been a member of our Board since June 1994. He joined our predecessor in 1980 as a Project Manager and was appointed a Vice President in 1983. He held the position of Executive Vice President from January 1992 until May 1998, when he was appointed to the additional position of Chief Operating Officer. Since November 1998, he has been our President and Chief Operating Officer.

Robert S. Blank has been a member of our Board since September 1986. He is a member of the Nominating and Corporate Governance Committee and the Public Debt and Equity Securities Committee. For more than the past five years, Mr. Blank has been Co-Chairman and Co-Chief Executive Officer of Whitney Communication Company and Senior Partner of Whitcom Partners. Whitney Communications Company and Whitcom Partners make investments in public and non-public companies. From August 2001 until June 2007, Mr. Blank was a member of the board of directors of Advanta Corp.

Edward G. Boehne has been a member of our Board since July 2000. He is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the board of directors of Beneficial Mutual Bancorp, Inc., Penn Mutual Life Insurance Co. and AAA Mid-Atlantic, Inc. Mr. Boehne is also a member of the board of directors of, and Senior Economic Advisor to, the Haverford Trust Company.

Richard J. Braemer has been a member of our Board since September 1986. He is the Chair of the Public Debt and Equity Securities Committee. Mr. Braemer is senior counsel at the law firm of Ballard, Spahr, Andrews & Ingersoll, LLP, where he was a partner from 1994 through 2008.

Christine N. Garvey has been a member of our Board since September 2009. She is a member of the Audit Committee. She was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. She is also a member of the board of directors of HCP, Inc. and Maguire Properties, Inc. She has served as a member of the board of trustees of ProLogis since September 2005, when Catellus Development Corporation, where she had been a member of the board since 1995, merged into a subsidiary of ProLogis. Ms. Garvey served on the board of directors of Hilton Hotels Corporation through October 2007.

Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Executive Compensation Committee and a member of the Audit Committee and the Public Debt and Equity Securities Committee. Since January 2004, Mr. Marbach has been President of Greater Marbach Airlines, Inc. and Florida Professional Aviation, Inc., companies that provide aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded.

Stephen A. Novick has been a member of our Board since January 2003. He is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Novick serves as Senior Advisor to The Andrea and Charles Bronfman Philanthropies, a private family foundation. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp.

Paul E. Shapiro has been a member of our Board since December 1993. He is the Chair of the Audit Committee and, effective as of December 15, 2010, a member of the Executive Compensation Committee. Since June 30, 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Strategies, LLC, a life settlement company. From January 1, 2004 to June 30, 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc.

Required Vote

Director nominees are elected by a plurality of the votes cast at the Meeting. We have been advised that it is the intention of Mr. Robert I. Toll and Mr. Bruce E. Toll to vote the shares of common stock they each own “FOR” the election of each of the nominees named above. See “Voting Securities and Security Ownership — Security Ownership of Principal Stockholders and Management.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
ROBERT I. TOLL, BRUCE E. TOLL AND CHRISTINE N. GARVEY.

PROPOSAL TWO

RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2011. Although ratification is not required by our bylaws or otherwise, our stockholders’ failure to ratify the selection would provide the Board and the Audit Committee with good reason to consider the selection of a different firm. Even if the re-appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Ernst & Young LLP has audited our consolidated financial statements since 1984. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be afforded the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

Audit and Non-Audit Fees

The following table sets forth the fees paid to Ernst & Young LLP for professional services for the fiscal years ended October 31, 2010 and 2009:

	2010	2009

Audit Fees(1)	$834,000	$877,235
Audit-Related Fees(2)	30,000	49,500
Tax Fees(3)	69,398	266,181

	$933,398	$1,192,916

(1)	“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information, (d) the stand-alone audits of certain of its subsidiaries, and (e) the issuance of consents in various filings with the SEC.

(2)	“Audit-Related Fees” include fees billed for audits of various joint ventures in which we have an interest.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters.

The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specific services. Any work that exceeds these pre-approved limits in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services for fiscal 2010 were approved by the Audit Committee. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with the independent registered public accounting firm’s independence. The Audit Committee reviewed the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2010.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE TOLL BROTHERS, INC.
SECOND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

We disclosed in our proxy statement for the 2010 Annual Meeting of Stockholders that the Board would recommend at this Meeting that the stockholders approve measures that would permit us to take the necessary steps to ensure that all directors are elected annually, with such measures to be carried out in such a manner that would not affect the unexpired terms of any previously elected directors then in office.

After careful consideration and upon the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board has approved an amendment to our Second Restated Certificate of Incorporation, as amended, to provide for the annual election of all directors, in the manner described below.

Article Five, Part III of our Second Restated Certificate of Incorporation, as amended, provides that the Board shall be divided into three classes serving three-year terms, with the term of one class of directors expiring each year. The Board has approved, and recommends for approval by the stockholders, a proposed amendment to the Second Restated Certificate of Incorporation, as amended (as set forth in Annex A), that would provide, if approved, for the annual election of directors. As the amendment would not shorten the existing term of a director, the directors who have been elected to three-year terms prior to the effectiveness of the amendment (including directors elected at this Meeting) will complete those terms. Accordingly, if the amendment is approved, directors will be elected annually, beginning with the election of the class of directors whose current term is set to expire at the 2012 Annual Meeting of Stockholders, continuing with the election of the class of directors whose current term is set to expire at the 2013 Annual Meeting of Stockholders, and culminating with the election of the entire Board for the first time at the 2014 Annual Meeting of Stockholders.

Required Vote

To be approved, the votes that our stockholders cast “FOR” this proposal must equal at least 66 2/3% of our outstanding shares of common stock. We have been advised that it is the intention of Mr. Robert I. Toll and Mr. Bruce E. Toll to vote the shares of common stock they each own in favor of approval of this proposal. See “Voting Securities and Security Ownership — Security Ownership of Principal Stockholders and Management.” The amendment, if adopted, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware incorporating the amendment, which we would expect to do as soon as practicable after the amendment is adopted.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR

ADVISORY AND NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our named executive officers (“NEOs”) as disclosed on pages 18 to 42.

In considering their vote, stockholders may wish to carefully review our compensation policies and decisions regarding our NEOs as presented in Compensation Discussion and Analysis on pages 20 to 24, as well as the discussion regarding our Executive Compensation Committee (the “Compensation Committee”) on pages 20 to 24.

Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our business strategy. In determining fiscal 2010 compensation for our NEOs, and as described in “Compensation Discussion and Analysis — Compensation Decision Making Process,” the Compensation Committee took note of the difficult conditions that continued to challenge the home building industry while also considering the significant transition that we experienced at the senior management level. The following notable areas of achievement in fiscal 2010 were among those noted by the Compensation Committee in light of the current economic condition of our industry and as a whole:

•	Sales: The value of our net contracts signed increased by approximately 13% and contract cancellations fell 69% compared to fiscal 2009;

•	Net Loss Reduction: Our net loss decreased from $755.8 million in fiscal 2009 to $3.4 million in fiscal 2010;

•	Land and Property Acquisition: We increased our land buying activities during fiscal 2010 and our land position grew for the first time since 2005;

•	Expense: We reduced general and administrative costs by 17% compared to fiscal 2009;

•	Access to Capital: Our entry into a new four-year $885 million bank credit facility distinguished us as the first public home builder to obtain a new unsecured credit facility since the beginning of the financial crisis in 2008; and

•	Honors: During fiscal 2010, Institutional Investor magazine named our then-current chief executive officer and chief financial officer to the 2010 All-America Executive Team for the Homebuilders and Building Products Industry. In addition, Fortune magazine again named us the most admired homebuilding company.

We believe that our Compensation Committee has developed NEO compensation that is incentivizing outstanding performance and achievements in light of the current economic condition of our industry and the economy as a whole.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Four:

“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed on pages 18 to 42 in the Proxy Statement relating to the Company’s Annual Meeting of Stockholders to be held on March 16, 2011.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL FOUR.

PROPOSAL FIVE

ADVISORY AND NON-BINDING VOTE ON FREQUENCY OF VOTE REGARDING
EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution to request our stockholders to recommend, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of our NEOs (that is, a vote similar to the non-binding vote in Proposal Four on pages 8 and 9) should occur every one, two or three years.

In considering their vote, stockholders may wish to carefully review the information presented in connection with Proposal Four on pages 8 and 9, the information regarding our compensation policies and decisions regarding our NEOs presented in Compensation Discussion and Analysis on pages 18 to 31, as well as the discussion regarding our Compensation Committee on pages 20 to 24.

We believe a three-year frequency is most consistent with our approach to compensation. Our reasons include our belief that:

•	an effective compensation program should incentivize performance over the short- and long-term — for example, some of our performance-based awards are tied directly to significant long-term share price growth over a sustained period;

•	long-term incentives should be a significant component of executive compensation, particularly because the business of home building, including evaluating and purchasing land, planning the use of that land, obtaining approvals and completing development, and many of the other actions and decisions of our NEOs, require a long time horizon before we realize a tangible financial benefit;

•	a three-year advisory vote cycle gives our Board sufficient time to thoughtfully consider the results of the advisory vote regarding NEO compensation and to implement any desired changes to our NEO compensation policies and procedures; and

•	a three-year advisory vote cycle will provide our stockholders sufficient time to evaluate the effectiveness of our short- and long-term NEO compensation strategies and our related performance.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Five:

“RESOLVED, that the stockholders be requested to recommend, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.”

THE BOARD RECOMMENDS THAT YOU VOTE “THREE YEARS” WITH RESPECT TO THE
FREQUENCY OF A NON-BINDING STOCKHOLDER VOTE TO APPROVE
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND BOARD MATTERS

We operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning Board committee responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.

Director Independence

Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with us. In addition, the director must meet the requirements for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between the Company and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” generally provide that a director is not independent if:

(1) the director is, or has been within the last three years, our employee or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home), or is, or has been within the last three years, one of our executive officers;

(2) the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3) (a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

(4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

(5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; and

(6) the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either:

(a) owned more than five percent of the total equity interests of such other company, or

(b) invested or committed to invest more than $900,000 in such other company.

The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our directors are independent, other than Messrs. Robert I. Toll, Bruce E. Toll, Yearley and Barzilay. As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied, and (b) he or she has no other “material relationship” with us that could interfere with his or her ability to exercise independent judgment.

Corporate Governance Guidelines

•	The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines can be obtained free of charge from our website at www.tollbrothers.com.

Board Meetings

•	The Board held six meetings during our 2010 fiscal year.

•	Each director during the 2010 fiscal year attended at least 75% of the meetings of the Board and of the committees of which he or she was a member during the period that he or she served.

•	Our independent directors hold separate meetings. Edward G. Boehne has been acting as chair at meetings of the independent directors. During fiscal 2010, the independent directors met four times.

Committees of the Board and Meetings

•	The Board currently has the following standing committees: Audit Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and a Public Debt and Equity Securities Committee. During 2010, a Derivative Settlement Committee was created to address settlement of certain pending litigation.

Audit Committee

•	The Audit Committee is currently comprised of Paul E. Shapiro (Chair), Edward G. Boehne, Christine N. Garvey and Carl B. Marbach, each of whom was a member of the Audit Committee for the entire 2010 fiscal year. Roger S. Hillas was a member of the Audit Committee until his retirement from the Board in March 2010.

•	Each member of the Audit Committee has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. For more information on the NYSE standards for independence, see “Director Independence” above.

•	The Board has also determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE and is an “audit committee financial expert” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s relevant experience, see Proposal One.

•	The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under Investor Relations: Corporate Governance, and include, among other things, acting on behalf of our Board to discharge the Board’s responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, risk oversight and assessment, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and independent audits.

•	The Audit Committee also has the responsibility and authority for the appointment, compensation, retention, evaluation, termination and oversight of the independent registered public accounting firm, and pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.

•	The Audit Committee held four meetings during the last fiscal year. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm, to consider, among other things, the scope of the annual audit and issues of accounting policy and internal control. The Chair of the Audit Committee (or, on one occasion, another Audit Committee member as his designee) also met telephonically with our management and representatives from Ernst & Young LLP five times during the 2010 fiscal year, prior to each public release of our quarterly and annual financial information.

Executive Compensation Committee

•	The Executive Compensation Committee (the “Compensation Committee”) was, for the entire 2010 fiscal year, comprised of Carl B. Marbach (Chair) and Stephen A. Novick, each of whom has been determined by the Board to meet the NYSE’s standards for independence. In addition, each committee member has been determined by the Board to qualify as a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

•	During its routine review of the structure of the committees of the Board, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the addition of Paul E. Shapiro to the Compensation Committee effective December 15, 2010. At that time, the Board also determined that Mr. Shapiro meets the NYSE standards for independence as described above, that he is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code.

•	The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under Investor Relations: Corporate Governance, and include, among other things: establishing our compensation philosophy and objectives; overseeing the implementation and development of our compensation programs; annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; evaluating the job performance of the CEO in light of those goals and objectives and determining the CEO’s compensation level based on this evaluation; annually reviewing and approving all elements and levels of compensation for our NEOs and other executive officers; making recommendations to the Board with respect to incentive compensation plans and equity-based plans; and approving, overseeing and administering (in some cases, along with the Board) the Toll Brothers, Inc. Cash Bonus Plan (the “Cash Bonus Plan”), the Toll Brothers, Inc. Senior Officer Bonus Plan (the “Senior Officer Plan”), the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007) (the “Employee Plan”), and the Toll Brothers, Inc. Supplemental Executive Retirement Plan (the “SERP”). The Executive Compensation Committee also administers the Toll Brothers, Inc. Stock Option and Incentive Plan (1995) (the “1995 Plan”) and the Toll Brothers, Inc. Stock Incentive Plan (1998) (the “1998 Plan”), which are inactive except for exercises of previously granted stock options.

•	In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” beginning on page 20.

•	The Compensation Committee held eight meetings during the 2010 fiscal year, some of which took place over multiple sessions.

Nominating and Corporate Governance Committee

•	The Nominating and Corporate Governance Committee is, and for the entire 2010 fiscal year was, comprised of Edward G. Boehne (Chair), Robert S. Blank and Stephen A. Novick, each of whom has been determined by the Board to meet the NYSE’s standards for independence.

•	The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under Investor Relations: Corporate Governance, and include, among other things, identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board, evaluating from time to time the appropriate size of the Board, evaluating and recommending to the Board with respect to the compensation of the non-employee directors, adopting and updating corporate governance guidelines consistent with the requirements of the NYSE, establishing procedures and policies regarding the nominating functions of the committee; reviewing the Board’s committee structure; reviewing proposed changes to corporate governance instruments; reviewing and approving related party transactions; and acting on behalf of the Board with respect to certain administrative matters.

•	The Nominating and Corporate Governance Committee, along with the Board, administers the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (2007) (the “Director Plan”).

•	The Nominating and Corporate Governance Committee held five meetings during the 2010 fiscal year.

Public Debt and Equity Securities Committee

•	The Public Debt and Equity Securities Committee is, and for the entire 2010 fiscal year was, comprised of Richard J. Braemer (Chair), Robert S. Blank, Carl B. Marbach and Bruce E. Toll.

•	The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under Investor Relations: Corporate Governance, and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to the public debt and equity securities of the Company and its affiliates.

•	The Public Debt and Equity Securities Committee did not hold a formal meeting during the 2010 fiscal year.

Consideration and Selection of Nominees for the Board

•	The Nominating and Corporate Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective nominee for membership on the Board should follow the procedures described in this proxy statement under the caption “Procedures for Nominating Candidates or Recommending Candidates for Nomination to the Board.” Once a prospective nominee has been identified by, or presented to, the Nominating and Corporate Governance Committee, background information is elicited about the candidate and the candidate is investigated and evaluated by the Nominating and Corporate Governance Committee and, if deemed appropriate, interviewed. Following this process, the Nominating and Corporate Governance Committee reports to the Board and makes a recommendation regarding the prospective nominee. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. All candidates should, at a minimum, possess a background that includes a solid education, extensive business experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the Nominating and Corporate Governance Committee’s judgment, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with our size, complexity, reputation and success. The Nominating and Corporate Governance Committee does not have a policy regarding diversity.

Risk Oversight

•	Our Audit Committee receives reports on at least a quarterly basis from two risk management committees comprised of representatives from various Company business functions that are charged with risk assessment and business continuity planning. These committees meet on a regular basis and select topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, which topics are then presented to the Audit Committee along with a summary of the measures the Company has taken or plans to take in order to define and mitigate such risks and prepare for and address such vulnerabilities. These presentations include reports regarding risks and vulnerabilities relating to, among other things, operations, land investments, competition, personnel, credit and debt covenant compliance, joint venture relationships, litigation and information technology. In addition, our Compensation Committee oversees risks arising from executive officer compensation practices, and our Nominating and Corporate Governance Committee oversees succession risks. Each of the Audit, Compensation and Nominating and Corporate Governance Committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution.

•	The Compensation Committee has also reviewed the design and operation of the Company’s compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Codes of Business Conduct and Ethics

•	Management has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, violations of which may be reported to the Audit Committee. Copies of this code and any waiver or amendment to such code can be obtained free of charge from our website at www.tollbrothers.com.

•	We operate under a comprehensive Code of Ethics and Business Conduct that we review annually and which applies to all directors, officers and employees and includes provisions ranging from conflicts of interest and acceptance of gifts to harassment, discrimination and other employment-related matters. Upon employment with us, all employees are required to affirm in writing their receipt and review of the code and their compliance with its provisions. Copies of the code can be obtained free of charge from our website at www.tollbrothers.com.

Leadership Structure

In connection with the appointments of Douglas C. Yearley, Jr. as Chief Executive Officer and Robert I. Toll as Executive Chairman of the Board, each effective June 16, 2010, the Board separated the roles of chief executive officer and chairman. As our Chief Executive Officer, Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board and Mr. Toll, as Executive Chairman of the Board. As Executive Chairman of the Board, Mr. Toll continues to play a key role and be actively involved in our business. He continues to chair the Board, act as a mentor and advisor to Mr. Yearley and be involved in planning our long-term business strategy. In the Board’s view, an appropriate leadership structure depends on the opportunities and challenges facing a company at a given time. The Board believes that the current leadership structure is appropriate for the Company at this time, as it enables us and the Board to continue to benefit from Mr. Toll’s vast experience, skills, expertise and knowledge of the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during the fiscal year ended October 31, 2010 has ever been an officer or employee of the Company or its subsidiaries.

Personal Loans to Executive Officers and Directors

We do not permit personal loans to or for the benefit of our directors or executive officers.

Director Attendance at Annual Meetings of Stockholders

It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Executive Chairman of the Board. All members of the Board who were serving or standing for re-election attended our 2010 Annual Meeting of Stockholders.

Communication with the Board

Any person who wishes to communicate with the Board, or specific individual directors, including the chair of the independent directors meetings or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the Office of the General Counsel, Toll Brothers, Inc., at the address appearing on the first page of this proxy statement. Communications directed to members of the Board who are management directors will be referred to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to independent directors will be referred to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of such independent directors. Any communication so withheld will nevertheless be made available to any independent director who wishes to review it.

Director Compensation

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending compensation for non-management directors to the Board.

Elements of Director Compensation

Non-management directors are compensated in cash, stock options and restricted stock for their services as directors.

•	Cash. Directors receive no annual cash retainer for their service on the Board or its committees. Each non-management director, other than Bruce E. Toll, receives cash fees for each Board of Directors and Board committee meeting he or she attends that is determined to be a “paid” meeting. In general, telephone conferences lasting less than 30 minutes in duration are not considered “paid” meetings. Cash fees paid for meetings held during fiscal 2010 were as follows:

Each full day Board meeting	$5,000
Each half day Board meeting	$2,500
Each telephonic Board meeting	$1,750
Each Board committee meeting	$1,750

•	Equity Compensation. All non-management directors receive annual equity compensation in the form of stock options for service on the Board and on Board committees. Stock options are granted and priced on December 20 of each year (or, if December 20 falls on a weekend, options are granted as of December 20 and priced on the immediately preceding or succeeding business day) for service during the immediately preceding fiscal year. Each option grant made to a non-management director has a 10-year term and vests in equal installments over a two-year period, with a provision for automatic vesting upon a change of control of the Company. Some option grants to non-management directors also provide for continued vesting upon death, disability or retirement of the director. In addition, non-management directors also receive restricted stock awards for service on certain Board committees. Restricted stock is granted on December 20 of each year (or the immediately preceding or succeeding business day, if December 20 falls on a weekend) for service during the immediately preceding fiscal year. Restrictions on shares of restricted stock granted as director compensation lapse in equal installments over two years, although all restrictions would immediately lapse upon a change of control of the Company or upon the death or disability of the director. In order to receive equity compensation for Board committee service, the relevant Board committee must meet at least once during the fiscal year, and such meeting must be considered a “paid” meeting.

Equity compensation grants under the Director Plan to non-management directors during fiscal 2010 for services rendered during fiscal 2009 were made on December 21, 2009 (in the case of restricted stock) and on December 20, 2009 (in the case of stock options) and were as follows:

Service on the Board	Option to acquire 15,000 shares
Chair of the Audit Committee	Option to acquire 1,250 shares 250 shares of restricted stock
Member of the Audit Committee	Option to acquire 1,000 shares 100 shares of restricted stock
Chair of the Nominating and Corporate Governance Committee	Option to acquire 1,000 shares 200 shares of restricted stock
Member of the Nominating and Corporate Governance Committee	Option to acquire 1,000 shares 100 shares of restricted stock
Chair of the Compensation Committee	Option to acquire 1,000 shares 200 shares of restricted stock
Member of the Compensation Committee	Option to acquire 1,000 shares 100 shares of restricted stock
Chair or Member of the Public Debt and Equity Securities Committee	Option to acquire 500 shares

•	Perquisites and Benefits. Our non-management directors did not receive perquisites or other benefits from the Company during fiscal 2010, except for Mr. Bruce E. Toll, as discussed in the section below entitled “Other Director Compensation Arrangements.”

Other Director Compensation Arrangements

A new Advisory and Non-Competition Agreement (the “Advisory Agreement”) was entered into as of November 1, 2010 between the Company and Mr. Bruce E. Toll. The Advisory Agreement currently expires on October 31, 2016. The purpose of the Advisory Agreement is to provide us with the valuable and special knowledge, expertise and services of Mr. Bruce E. Toll, one of our co-founders and a director of the Company since our inception, on a continuing basis, as well as to provide that Mr. Toll does not engage in specified activities. The Advisory Agreement provides, among other things, that (a) we will retain Mr. Bruce E. Toll as Special Advisor to the Executive Chairman of the Board and the Chief Executive Officer until October 31, 2016, at a compensation rate of $675,000 for the first year of the term of the Advisory Agreement, with such compensation rate to be reduced by $75,000 in each of the remaining five years of the term of the Advisory Agreement, and (b) during the term of the Advisory Agreement, Mr. Bruce E. Toll will be entitled to receive the health plan benefits provided to our NEOs. Mr. Bruce E. Toll is a participant in the Company’s 401(k) retirement plan. Mr. Bruce E. Toll is also a participant in the SERP, which provides an annual benefit of $230,000 for 20 years, however, no payments are to be made to him under the SERP until the expiration of the term (or termination) of the Advisory Agreement. See “Executive Compensation Tables — Pension Benefits at October 31, 2010 — Supplemental Executive Retirement Plan” for a more detailed description of the SERP. During fiscal 2010, we provided Mr. Bruce E. Toll with other benefits having an estimated value of $7,404, which are described in greater detail under “Director Compensation Table” below. These benefits were reviewed by the Compensation Committee as part of its review of benefits and perquisites paid to our NEOs and were found to be reasonable and consistent with past practices.

Director Compensation Table

The following table sets forth information concerning the fiscal 2010 compensation awarded to or earned by our non-management directors. Management directors are not compensated for their service as directors. The compensation received by our management directors for their services as employees is shown in the Summary Compensation Table on page 32 of this proxy statement.

Director Compensation during Fiscal 2010

				Change in
				Pension
				Value and
	Fees			Nonqualified
	Earned or	Stock	Option	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation
Name	($)	($)(1)(2)(3)	($)(4)(5)(6)	Earnings ($)	($)	Total ($)

Robert S. Blank	23,000	1,838	170,560	—	—	195,398
Edward G. Boehne	30,000	5,514	181,220	—	—	216,734
Richard J. Braemer	16,000	—	159,900	—	—	175,900
Christine N. Garvey	23,000	—	159,900	—	—	182,900
Carl B. Marbach	35,250	5,514	181,220	—	—	221,984
Stephen A. Novick	33,500	3,676	181,220	—	—	218,336
Paul E. Shapiro	30,000	4,595	173,225	—	—	207,820
Bruce E. Toll	—	—	159,900	— (7)	682,404 (8)	842,304

(1)	Annual restricted stock award grants to non-management directors are made during the first quarter of each fiscal year for service on Board committees during the immediately preceding fiscal year. The grant date fair values of the awards are based upon the closing price of our common stock on the date of the awards. Each non-management director, other than Mr. Braemer, Ms. Garvey and Mr. Bruce E. Toll, received a grant of restricted stock during fiscal year 2010. The grant date for each restricted stock award is December 21, 2009.

(2)	The amounts reported in this column represent the grant date fair value of the restricted stock awards, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 “Compensation-Stock Compensation” (“ASC 718”).

(3)	The non-management directors held the following amounts of unvested restricted stock awards at October 31, 2010: Mr. Blank, 150 shares; Mr. Boehne, 450 shares; Mr. Marbach, 450 shares; Mr. Novick, 300 shares; and Mr. Shapiro, 375 shares. Mr. Braemer, Ms. Garvey and Mr. Bruce E. Toll did not hold any unvested restricted stock awards at October 31, 2010.

(4)	The annual stock option grants to non-management directors are made during the first quarter of each fiscal year for service on the Board and Board Committees during the immediately preceding fiscal year. The amounts reported in this column represent the grant date fair value of stock option awards granted, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

(5)	Each non-management director received a stock option grant during fiscal year 2010. Each grant was made on December 20, 2009 (with an exercise price equal to the closing price of our common stock on the NYSE on December 21, 2009, the business day immediately following December 20, 2009).

(6)	The non-management directors held unexercised stock options to acquire the following amounts of our common stock at October 31, 2010: Mr. Blank, 236,000 shares; Mr. Boehne, 248,000 shares; Mr. Braemer, 287,000 shares; Ms. Garvey, 25,000 shares; Mr. Marbach, 318,000 shares; Mr. Novick, 168,000 shares; Mr. Shapiro, 313,750 shares; and Mr. Bruce E. Toll, 135,000 shares. We provide information on the beneficial ownership of our stock for each of our directors under “Security Ownership of Principal Stockholders and Management” on page 3 of this proxy statement.

(7)	Due to a change in actuarial assumptions related to the discount rate from October 31, 2009, to October 31, 2010, the actuarial present value of Mr. Bruce E. Toll’s accumulated plan benefit under the SERP decreased by $137,935.

(8)	“All Other Compensation” consists of the following annual compensation and benefits provided to Mr. Bruce E. Toll pursuant to the Advisory Agreement. See “Other Director Compensation Arrangements” above.

Annual compensation	$675,000

Tax and financial statement preparation assistance	4,147
Auto expenses	3,257

Total perquisites and other personal benefits	$7,404

Total	$682,404

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis (“CD&A”) describes in detail each element of compensation that we pay or award to, or that is earned by, our named executive officers (“NEOs”). This CD&A includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions during our 2010 fiscal year, and provides our analysis of these policies and decisions. It is also intended to provide a context for the data we present in the compensation tables and related footnotes below, as well as the narratives that accompany the compensation tables.

Our 2010 fiscal year was notable for significant changes in several of our key leadership roles — changes that, in each instance, benefited from succession planning by the Board and our management. Our 2010 fiscal year NEOs were as follows:

Robert I. Toll, Executive Chairman of the Board (“Executive Chairman”) Mr. Toll served as our Chairman and Chief Executive Officer since our founding in 1967 until the appointment of Douglas C. Yearley, Jr. as Chief Executive Officer in June 2010, at which time he was appointed Executive Chairman, with the expectation that he will, among other things, maintain an active role in the strategic management of the Company;

Douglas C. Yearley, Jr., Chief Executive Officer (“CEO”) Mr. Yearley joined us in 1990 and served as Executive Vice President from November 2009 until June 2010, at which time he was appointed CEO;

Zvi Barzilay, President and Chief Operating Officer (“COO”) Mr. Barzilay continues to serve as our President and COO, the role in which he has served the Company since 1998;

Martin P. Connor, Senior Vice President, Chief Financial Officer and Treasurer (“CFO”) Mr. Connor joined us in 2008, was elected a Senior Vice President in December 2009 and from that time until his appointment as CFO and Treasurer in September 2010, he served as Senior Vice President and Assistant Chief Financial Officer; and

Joel H. Rassman, our former Executive Vice President, Chief Financial Officer and Treasurer  Mr. Rassman passed away in September 2010 after more than 25 years of outstanding contributions and dedicated service to the Company.

We are the nation’s leading builder of luxury single-family detached and attached home communities; master planned luxury residential, resort-style golf communities; and urban low-, mid- and high-rise communities, principally on land we develop and approve. We operate our own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. We face intense competition from a number of other home builders in each market in which we operate. It is imperative to our success and long-term viability that our business continues to be managed by highly experienced, focused and capable executives who possess the dedication to oversee our organization on a day-to-day basis and have the vision to anticipate and respond to market developments. It is also important that we concentrate on retaining and developing the capabilities of our emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

In determining fiscal 2010 compensation for our senior executives, the Executive Compensation Committee of the Board (the “Compensation Committee”) took note of the difficult conditions that continued to challenge the home building industry, while also considering the transition that we experienced at the senior management level. As a result, the Compensation Committee sought to compensate our NEOs in a way that would enable us to retain them as our senior management team through the current downturn, appropriately recognize their individual experience, roles and skill sets and their efforts on behalf of the Company during fiscal 2010 and that would be consistent with our overall business objectives and our stockholders’ best interests. The Compensation Committee paid particular attention to the following notable areas of achievement in fiscal 2010 in light of the current economic condition of our industry and the economy as a whole:

•	Sales: The value of our net contracts signed increased by approximately 13% and contract cancellations fell 69% in fiscal 2010, as compared to fiscal 2009.

•	Net Loss Reduction: Our net loss decreased from $755.8 million in fiscal 2009 to $3.4 million in fiscal 2010.

•	Land and Property Acquisition: We significantly increased our land buying activities during fiscal 2010, announcing notable land acquisitions in Florida and North Carolina and the purchase of a desirable building under development in New York City. Our land position grew for the first time since 2005.

•	Expense: General and administrative costs were reduced by approximately 17% during fiscal 2010, as compared to fiscal 2009.

•	Access to Capital and Extended Public Debt: Our entry into a new four-year $885 million bank credit facility in fiscal 2010 distinguished us as the first public home builder to obtain a new unsecured credit facility since the beginning of the financial crisis in 2008. In addition, as of December 1, 2009, we had repurchased, redeemed or acquired by tender offer an aggregate of approximately $543 million of our outstanding public debt using cash on hand, which extended the average maturity of our outstanding public debt from 3.5 years to 6.1 years and pushed our earliest maturity to fiscal 2013.

•	Continued Financial Stability: Once again, we maintained significant liquidity during fiscal 2010, remained comfortably within our debt covenants and retained our investment grade rating at two of the three top rating agencies during the current downturn.

•	Strategic Initiatives: We announced the formation of Gibraltar Capital and Asset Management LLC (“Gibraltar Capital”) to pursue a broad range of real estate acquisition and investment opportunities, which may include the acquisition and disposition of distressed loan and property portfolios; the development of sites for sale to other builders; providing assistance to banks and developers in the workout of troubled real estate; and a myriad of other potential investments where our capabilities and capital access can add value. Shortly after the announcement of its formation, Gibraltar Capital, in a joint venture with two well-known asset management and fund groups, consummated a multi-billion dollar structured transaction in partnership with the Federal Deposit Insurance Corporation for the purchase of an approximately $1.7 billion portfolio consisting of approximately 200 loans and 80 real estate properties located in 17 states.

•	Honors: During fiscal 2010, Institutional Investor magazine named our then-current chief executive officer and chief financial officer to the 2010 All-America Executive Team for the Homebuilders and Building Products Industry. In addition, Fortune magazine again named Toll Brothers the most admired homebuilding company.

Consistent with our historical compensation practices, our fiscal 2010 compensation program, which is discussed in detail in this CD&A, once again featured the following attributes:

•	A balanced mix of annual cash and long-term equity incentives that reward our NEOs for current performance and align their compensation with longer term performance and stockholder value creation;

•	No NEO severance plans or agreements, no NEO employment agreements for any of our current NEOs, and, except with respect to the SERP, no “golden parachute” cash payouts for the NEOs conditioned upon a change of control.

•	A structure for NEO compensation that attempts to comply with Internal Revenue Code (“Code”) requirements for tax deductibility.

Overview of Contents

In this CD&A, you will find details on, and discussion of, the following topics:

Pages

• Compensation governance	20
• Compensation philosophy and objectives	20-22
• Elements of compensation	22-23
• Compensation decision-making process	23-24
• Fiscal 2010 compensation elements	25-30
• Employment agreements, change of control provisions and severance payments	30
• Tax and accounting implications	30-31
• Looking Ahead — Fiscal 2011 Compensation	31

Compensation Governance

Role of Executive Officers

The Compensation Committee worked with management to establish meeting agendas and determine who should have been invited to attend meetings. Throughout the year, the Compensation Committee requested various types of information from management, including information about other home building companies and other companies in the home building industry. At various times during fiscal 2010, our chief financial officer was invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance related to the Compensation Committee’s functions. Our Executive Chairman, CEO and COO were also all available to members and meetings of the Compensation Committee. Our CEO submitted recommendations to the Compensation Committee regarding equity compensation, performance goals and overall compensation levels for the COO and chief financial officer. The Compensation Committee then exercised its discretion in determining actual awards to the COO and chief financial officer. The Executive Chairman submitted recommendations to the Compensation Committee regarding equity compensation, performance goals and overall compensation for the CEO; the Compensation Committee then acted independently in determining CEO compensation.

Use of Compensation Consultants

During fiscal 2010, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its compensation consultant. CAP received instructions from, and reported to, the Compensation Committee on an independent basis. CAP was also authorized by the Compensation Committee to share with and request and receive from management specified information in order to prepare for meetings. The Compensation Committee requested CAP’s advice on a variety of issues, including compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends, compensation best practices and potential compensation plan designs and modifications. The Compensation Committee met with CAP, both with and without one or more members of our management, on several occasions during fiscal 2010 and thereafter.

Compensation Philosophy and Objectives

The Board and the Compensation Committee believe that our ability to retain and motivate NEOs who possess the skills, experience and capacity to succeed in our competitive industry has been essential to the long-term success of our Company and a significant factor in creating long-term value for our stockholders. Base salaries, annual incentive bonuses, long-term equity compensation and competitive benefits are the primary tools used to retain and motivate our NEOs to deliver superior performance and to enhance value to our stockholders. Our compensation philosophy recognizes the value of rewarding our NEOs for their past performance and motivating them to continue to excel in the future. The Compensation Committee has developed and maintains a compensation program that is intended to reward outstanding performance and encourage actions that successfully deliver on our business strategy.

The compensation policies for our NEOs are based on the philosophy that compensation should reflect both our Company’s financial and operational performance and the individual performance of the executive. The Compensation Committee also believes that long-term incentives should be a significant factor in the determination of compensation, particularly because the business of home building, including evaluating and purchasing land, planning the use of that land, obtaining approvals and completing development, and many of the other actions and decisions of our NEOs, require a long time horizon before we realize a tangible financial benefit.

The Compensation Committee’s primary objectives when setting compensation for our NEOs are:

•	Set compensation levels that are sufficiently competitive such that they will retain, motivate and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to achieve these objectives.

•	Retain executives and encourage continued service. The Compensation Committee seeks to attract and maintain the continuity of excellent management. The Compensation Committee believes our stockholders have greatly benefited from the continued employment of our NEOs over an extended period of time — the Executive Chairman since he co-founded our predecessor operations in 1967 (43 years), the CEO, who joined the Company in 1990 and has served in various senior management positions during the 20 years preceding his appointment as CEO, and the COO since 1980 (30 years). Before passing away in September 2010, Mr. Rassman had served as our chief financial officer since 1984 (26 years). Mr. Rassman, with the support of Mr. Robert I. Toll, the Board and the Audit Committee, had prepared Mr. Connor and the Company for transition in the chief financial officer position. Our NEOs are highly talented individuals who have been leaders in contributing to the Company’s goals, objectives and overall success. Our Executive Chairman has been consistently recognized as a leader in our industry by various publications and industry groups, and in 2010 our executive team was recognized by a leading institutional investor publication as the top team in our industry. The long-term knowledge of the home building industry that our NEOs possess and the respect they have earned within our industry and the financial community is invaluable to us, particularly during economic downturns, such as that currently being experienced by home builders. Many of our NEOs have experienced prior housing downturns (in or around 1973, 1977, 1981, 1991 and 2001), successfully guided us through those periods and are well qualified to lead us through the current downturn.

•	Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance and condition over both the short-term and the long-term. The Compensation Committee attempts to provide both short-term and long-term compensation for current performance, as well as to provide incentives to achieve short- and long-term goals. Short-term compensation is typically in the form of base salary and annual incentive bonuses under stockholder-approved plans, and long-term compensation is typically in the form of equity awards. Because of the current condition of the economy, the nature of our business and the way we operate our business and implement our strategies, we may not witness for several years — in some cases, three to five years or longer — the positive results of many decisions made or actions taken by our NEOs in the current fiscal year, including strategies implemented to manage risks and position us for future growth. Accordingly, the Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward NEOs for decisions made today that may not produce immediate or short-term results, but will likely have a positive long-term effect.

•	Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation as a key component of executive compensation is a valuable tool for aligning the interests of our NEOs with those of our stockholders; this would include the use of such compensation to reward actions that demonstrate long-term vision. When management and stockholder interests are aligned, the Compensation Committee believes management’s focus on creating long-term growth and value is increased.

•	Obtain tax deductibility whenever appropriate. The Compensation Committee believes that tax deductibility for the Company is generally a favorable feature for an executive compensation program. Although the Compensation Committee, where it deems appropriate, may award compensation to NEOs that will not be tax-deductible, it generally attempts to structure compensation for NEOs to comply with the Code requirements for deductibility, including deductibility of compensation awarded under performance-based compensation plans.

Elements of Compensation

The Compensation Committee seeks to be creative, as well as cognizant of changing economic and industry conditions, in its choice of methods to achieve these objectives, using a variety of compensation elements described below.

Element	Purpose	Characteristics

Base Salary	Provide a basic level of compensation to the NEOs for performing their roles and assuming their levels of executive responsibility.	Fixed cash component. Annually reviewed by the Compensation Committee and adjusted upwards or downwards, from time to time.

Annual Incentive Bonuses	Promote improvement of our financial results, performance and condition; intended to be a short-term incentive to drive achievement of performance goals in a particular fiscal year, without incentivizing inappropriate risk-taking or deterring achievement of our long-term goals and initiatives.	Annual incentive bonuses have been primarily paid in cash. Performance-based bonus opportunity based on the achievement of specified goals, which may be Company performance goals, individual performance goals or a combination of the two, pursuant to stockholder-approved plans. Where applicable, goals are typically established annually, and bonus amounts awarded vary based on performance.

Long-Term Incentive Compensation	Promote the achievement of our long-term financial goals and stock price appreciation by aligning NEO and stockholder interests, promoting NEO retention and rewarding NEOs for superior performance over time.	Equity awards granted annually by the Compensation Committee pursuant to stockholder-approved plans. Long-term incentive compensation may be in the form of stock options, stock appreciation rights, and stock awards and units, which may be restricted, unrestricted or performance-based. Benefits ultimately realized by each NEO will vary and will depend on our stock price.

Element	Purpose	Characteristics

Benefits and Perquisites, Including Retirement Benefits	Provide health and welfare benefits during employment and replacement income upon retirement. Designed to retain and reward NEOs by providing an overall benefit package competitive with those provided by comparable companies.	Health and welfare benefits are a fixed component that may vary based on employee elections. Perquisites and other benefits may vary from year to year. Retirement benefits also vary based on compensation and years of service.

Compensation Decision Making Process

The Compensation Committee reviews and determines base salary, incentive bonuses and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2010, the steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

December 2009	• Set fiscal 2010 base salaries and performance goal for fiscal 2010 bonuses (where applicable)

•   Recommended the Board’s adoption, subject to stockholder approval, of a new, tax-deductible bonus program for executive officers (the resulting Senior Officer Plan was subsequently approved by the stockholders at the 2010 annual meeting)

• Determined and granted equity compensation awards for fiscal 2009 service

December 2009 — October 2010	• Monitored Company performance and progress toward meeting fiscal 2010 performance goal; monitored Company performance in other areas; monitored individual performance of NEOs

May 2010	• Determined not to recommend changes to the base salaries of Messrs. Toll and Yearley at the time of their respective appointments to the roles of Executive Chairman and CEO

June 2010	• Reviewed executive compensation at peer companies

September 2010	• Determined Mr. Connor’s base salary in connection with his appointment as CFO

October 2010	• Reviewed executive compensation at peer companies
• Reviewed each NEO’s individual performance during fiscal 2010
• Determined fiscal 2010 bonuses

December 2010	• Reviewed fiscal 2010 performance goal
• Certified that performance goal was attained
• Reviewed overall Company performance relative to industry peers

Portions of the compensation decision-making process are more fully described below.

Establish Performance Goals

The Compensation Committee, when setting performance goals, reviews the Company’s financial condition, current industry and national economic factors, compensation practices and trends at other companies within our industry, and our market capitalization, and attempts to set goals that will effectively motivate the NEOs to achieve the Company’s most important business objectives, while limiting risk. The establishment of performance goals does not automatically entitle any NEO to a bonus or require that the Compensation Committee award a bonus if the relevant performance goals are met. Rather, the establishment of performance goals permits the Compensation Committee, in its discretion, to determine to award bonuses to our NEOs that will be tax-deductible by us if the performance goals are met. The Compensation Committee has historically awarded bonuses that were well below the maximum range of amounts payable under the related plans. The Compensation Committee reserves the authority to reduce the minimum and maximum range of amounts payable and any resulting amounts payable to any participant based upon such facts and circumstances that the Compensation Committee deems relevant.

At the beginning of fiscal 2010, the Compensation Committee, mindful of the severe downturn the housing industry was continuing to experience, believed that the achievement of revenues was once again an important goal that each of our NEOs should focus on during fiscal 2010. At the same time, the Compensation Committee determined that Messrs. Yearley, Barzilay and Rassman would be participants in a new Senior Officer Plan for fiscal 2010, subject to stockholder approval at the 2010 annual meeting, and determined that potential bonuses for fiscal 2010 under the new Senior Officer Plan, would be conditioned upon our achievement of a specified level of net revenues in fiscal 2010. The Compensation Committee also determined that the total bonus payable to any participant for fiscal 2010 under the Senior Officer Plan would be subject to an $8.5 million cap. The Committee then established that eligibility for the full bonus available under the Senior Officer Plan and under the Plan Year Performance Bonus component of the Cash Bonus Plan would be conditioned upon our achievement of at least $900 million in consolidated revenues in fiscal 2010, and eligibility for 80% of the full bonus available under the Senior Officer Plan and under the Plan Year Performance Bonus component of the Cash Bonus Plan would be conditioned upon our achievement of at least $720 million in consolidated revenues in fiscal 2010. The Compensation Committee established $900 million in revenues as the goal after reviewing, among other things, market conditions, our backlog (homes under contract but not yet delivered) at the end of fiscal 2009, the average sales price of those homes, the number of homes in backlog which were projected to be delivered during fiscal 2010, and trends in cancellation rates and delivery delays that we were experiencing at the time.

Review Market Comparisons

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in two respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the home building industry and the market overall. Finally, the Compensation Committee recognizes that most of our NEOs have more tenure with our Company and more combined years of experience than most other executive teams in our industry. While the Compensation Committee factors peer compensation levels and practices into its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

When setting fiscal 2010 salaries, performance goals and ultimate bonus amounts, and equity compensation awards, the Compensation Committee, with assistance from CAP, compared our NEOs’ compensation against a peer group of publicly-traded home building companies. Based on these comparisons, which included the use of tally sheets, the Compensation Committee noted that, on a three-year basis, our compensation for the chief executive officer and chief operating officer positions was below, and for the chief financial officer position (when occupied by Mr. Rassman), was above, the Company’s relative performance level against the homebuilding peer group for fiscal 2010 (“Peer Group”). The Peer Group consisted of the following companies with whom the Compensation Committee believes we primarily compete for talent and market share.

Beazer Homes USA, Inc. D. R. Horton, Inc. Hovnanian Enterprises, Inc. KB Home	Lennar Corporation M. D. C. Holdings, Inc. M/I Homes, Inc. Meritage Homes Corporation	NVR, Inc. Pulte Homes, Inc. The Ryland Group, Inc. Standard Pacific Corp.

CAP also provided the Compensation Committee with compensation data for companies outside of the home building sector for the Compensation Committee’s consideration.

Review Company Performance

Throughout the fiscal year, the full Board monitored our financial performance in relation to our historical performance and, to the extent reliable data was available, in relation to our peers. Following the conclusion of fiscal

2010, the Compensation Committee reviewed our performance data during the fiscal year, which it considered when making final fiscal 2010 compensation decisions.

Fiscal 2010 Compensation Elements

Total Cash Compensation

Total cash compensation (base salary and annual incentive bonus) paid to or earned by each of our NEOs for fiscal 2010 is set forth below. Details on total compensation, presented in the format required by the SEC, can be found in the Summary Compensation Table on page 32 of this proxy statement.

		Annual
		Incentive	Total Fiscal 2010
	Base Salary	Bonus	Cash Compensation

Robert I. Toll	$1,300,000	$1,000,000	$2,300,000
Douglas C. Yearley, Jr.	$1,000,000	$1,000,000	$2,000,000
Zvi Barzilay	$1,000,000	$1,500,000	$2,500,000
Martin P. Connor	$509,808	$200,000	$709,808
Joel H. Rassman	$1,017,307	$1,000,000	$2,017,307

The amounts included in the “Base Salary” and “Total Fiscal 2010 Cash Compensation” columns for Mr. Rassman include $101,923 paid to his estate for accrued vacation days in connection with the termination of his employment upon his death on September 14, 2010.

Base Salary

For fiscal 2010, the Compensation Committee restored the annual base salary for Mr. Toll, who at the time was chief executive officer, to $1,300,000. Mr. Toll’s base salary had been reduced by 10% in fiscal 2009 in the interest of conserving our cash resources. Fiscal 2010 base salaries for Messrs. Barzilay and Rassman remained at $1,000,000, while Mr. Yearley’s base salary was set at $1,000,000, which represented an increase to his prior base salary in connection with his promotion to Executive Vice President in November 2009. When establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and the compensation of comparable executives within our Peer Group. The Compensation Committee believes that its compensation objectives are more effectively met when the majority of an executive’s compensation package is comprised of performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. The Compensation Committee had not raised Mr. Toll’s (as chief executive officer) base salary since fiscal 2004, Mr. Barizilay’s (as COO) since fiscal 2003 and Mr. Rassman’s (as chief financial officer) since fiscal 2005. In connection with the appointments in June 2010 of Messrs. Toll and Yearley to Executive Chairman and CEO, respectively, the Compensation Committee determined not to recommend any changes to Mr. Toll’s or Mr. Yearley’s base salaries, citing the Compensation Committee’s belief that Mr. Toll’s duties as Executive Chairman would require him to remain fully engaged in our day-to-day affairs and assume a mentoring and oversight role for Mr. Yearley. In September 2010, upon the appointment of Mr. Connor to CFO, the Compensation Committee determined that an appropriate base salary for him would be $650,000.

Annual Incentive Bonus — Robert I. Toll

An annual incentive bonus is payable to Mr. Toll if and when earned under the terms of the stockholder-approved Cash Bonus Plan. Amounts payable under the Cash Bonus Plan are designed to be “performance-based” compensation and, therefore, exempt from the limitations on tax deductibility under Section 162(m) of the Code, as discussed below under “Tax and Accounting Implications.”

Description of the Cash Bonus Plan.  The Cash Bonus Plan was approved by our stockholders at the 2008 annual meeting. The purpose of the Cash Bonus Plan is to provide a tax-deductible, performance-based bonus for Mr. Toll, paid partly in accordance with a formula that is based on our financial success and partly on the basis of one or more performance goals, all as part of an integrated compensation program which is intended to assist us in motivating and retaining the leadership of our co-founder, Robert I. Toll.

The Cash Bonus Plan has two components — a Company performance component (“Company Performance Bonus”) and an individual performance component (referred to in the Cash Bonus Plan and this CD&A as the “Plan Year Performance Bonus”). The formula for determining the Company Performance Bonus is set forth in the Cash Bonus Plan and is equal to 2.0% of our pre-tax income before bonus for the applicable fiscal year.

The Plan Year Performance Bonus under the Cash Bonus Plan is determined on an annual basis by the Compensation Committee, based on the achievement of one or more performance goals established by the Compensation Committee at the beginning of each fiscal year based upon various business criteria as set forth in the Cash Bonus Plan. In no event can the total amount of the Plan Year Performance Bonus exceed the greater of $5.2 million or 1/10 of 1% of our gross revenues for the applicable fiscal year. The Compensation Committee, in its sole discretion, has the power to reduce or completely eliminate, but not increase, the Plan Year Performance Bonus.

Bonuses under the Cash Bonus Plan may be paid in cash, in shares of our common stock or both; the method of payment is determined by the Compensation Committee. In addition, in no event may the sum of the Company Performance Bonus and the Plan Year Performance Bonus (cash and fair market value of stock) exceed $25 million in any fiscal year.

Fiscal 2010 Company Performance Bonus Determination.  In fiscal 2010, we did not have pre-tax income; therefore, Mr. Toll was not entitled to a Company Performance Bonus under the terms of the Cash Bonus Plan.

Fiscal 2010 Plan Year Performance Bonus Determination.  At the beginning of fiscal 2010, the Compensation Committee established that eligibility for the full amount available to Mr. Toll under the Plan Year Performance Bonus was conditioned upon our achievement of at least $900 million in consolidated revenues in fiscal 2010, and eligibility for 80% of the amount available to Mr. Toll under the Plan Year Performance Bonus was conditioned upon our achievement of at least $720 million in consolidated revenues in fiscal 2010. The Compensation Committee met in October 2010 and determined that we had achieved at least $900 million in consolidated revenues (our actual fiscal 2010 consolidated revenues were $1.49 billion) during fiscal 2010 and, therefore, the maximum amount ($5.2 million) was available for the Plan Year Performance Bonus. The Compensation Committee then made a subjective evaluation of Mr. Toll’s overall performance during fiscal 2010, in light of the difficult industry conditions during this period, and concluded that he had performed exceptionally well in not only continuing to steer the Company through the worst downturn our industry has ever experienced, but also in effectively managing the transition of the role of chief executive officer to Mr. Yearley while remaining active in the Company’s strategic initiatives and day-to-day affairs. Specific Company performance factors noted by the Compensation Committee were: the increase in our net contracts during fiscal 2010, as compared to fiscal 2009; the decrease of our net loss from $775.8 million in fiscal 2009 to $3.4 million in fiscal 2010; the formation of Gibraltar Capital followed by its prompt consummation of a multi-billion dollar structured transaction; the maintenance of our strong balance sheet and significant liquidity; our increased land buying activities; the replacement of our expiring credit line with an $885 million bank credit facility unique to our industry; his selection to the 2010 All-Executive Team for the homebuilding industry by Institutional Investor magazine; and the Company’s recognition as the most admired homebuilding company by Fortune magazine. The Compensation Committee also determined that Mr. Toll’s performance in fiscal 2010 merited long-term incentive compensation awards, which were granted in December 2010 and are further described below under “Looking Ahead — Fiscal 2011 Compensation.”

Messrs. Yearley, Barzilay, Connor and Rassman

Description of Senior Officer Plan.  At the beginning of our 2010 fiscal year, the Board and the Compensation Committee developed the Senior Officer Plan as a replacement for the Executive Officer Bonus Plan. In doing so, they determined that the Senior Officer Plan should be sufficiently flexible to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to whichever officers the Compensation Committee designates as plan participants. The Senior Officer Plan, subsequently approved by our stockholders at the 2010 annual meeting, was in effect during fiscal 2010. The awards paid under the Senior Officer Plan are designed to be “qualified performance-based compensation” under Section 162(m) of the Code for participants.

The Senior Officer Plan is designed to permit us to pay participants incentive compensation based upon the achievement of one or more pre-established performance goals. At the time the Senior Officer Plan was adopted, the

Compensation Committee initially designated Messrs. Yearley, Barzilay and Rassman as participants. At the same time, the Compensation Committee concluded that it will not designate Robert I. Toll as a participant in the Senior Officer Plan as long as he is the participant in the Cash Bonus Plan. The Compensation Committee subsequently designated Mr. Connor as a participant in the Senior Officer Plan in connection with his appointment as CFO. At or after the end of each performance period, the Compensation Committee determines whether and to what extent the performance goals have been achieved and calculates the amount of the award to be paid to each participant, if any, based upon the levels of achievement of the relevant performance goals and the objective formula or method established with respect to such performance period. In order to ensure tax deductibility of all awards under the Senior Officer Plan, the Compensation Committee has established that no award payable under the Senior Officer Plan can exceed $8.5 million (the “Award Cap”). Additionally, in no event will the maximum aggregate amount payable to any participant with respect to awards that have performance periods that end in the same fiscal year exceed two times the Award Cap, regardless of the number of awards that would otherwise be payable in that fiscal year (the “Annual Payment Cap”). Awards that are limited under the Annual Payment Cap may not be carried over and paid during a subsequent fiscal year. The Compensation Committee has no discretion to increase the amount of any awards beyond the Award Cap or the Annual Payment Cap, as applicable, but may, in its sole discretion, reduce or completely eliminate an award based on such facts and circumstances as it deems relevant. Awards under the Senior Officer Plan may be paid in cash, equity or a combination of the two. The equity portion of any award under the Senior Officer Plan may be paid in shares of restricted stock, shares of unrestricted stock or restricted or unrestricted stock units, all of which will be issued from the Employee Plan or a successor plan. To the extent an award is settled with equity, the equity is valued as of the end of the performance period for the award.

Fiscal 2010 Performance Goal.  For fiscal 2010, the Compensation Committee established that eligibility for the full amount available to each of Messrs. Yearley, Barzilay, Connor and Rassman under the Senior Officer Plan was conditioned upon our achievement of at least $900 million in consolidated revenues in fiscal 2010 and eligibility for 80% of the amount available to each of Messrs. Yearley, Barzilay and Rassman under the Senior Officer Plan was conditioned upon our achievement of at least $720 million in consolidated revenues in fiscal 2010. The Compensation Committee met in October 2010 and determined that we had achieved the requisite consolidated revenues (our actual fiscal 2010 consolidated revenues were $1.49 billion) during fiscal 2010 and, therefore, the maximum amount was potentially available to each of Messrs. Yearley and Barzilay and, on a pro-rata basis, to Mr. Connor and the Estate of Joel H. Rassman, taking into consideration, in the cases of Messrs. Rassman and Connor, the period in fiscal 2010 during which each served in his respective office. In determining the actual bonus amounts to be paid, the Compensation Committee then made a subjective evaluation regarding the overall individual performance of each of Messrs. Yearley, Barzilay, Connor and Rassman during fiscal 2010, in light of the current difficult industry conditions, and noted that each executive had performed exceptionally well in fiscal 2010.

With respect to Mr. Yearley, the Compensation Committee particularly noted the following: his effective and seamless transition into the role of CEO during fiscal 2010; the decrease of our net loss from $755.8 million in fiscal 2009 to $3.4 million in fiscal 2010; his role in the formation of, followed by the prompt consummation of a multi-billion dollar structured transaction by, Gibraltar Capital; the increase in our net contracts during fiscal 2010, as compared to fiscal 2009; our increased land buying activities; the maintenance of our strong balance sheet and significant liquidity; and the replacement of our expiring credit line with an $885 million bank credit facility unique to our industry.

With respect to Mr. Barzilay, the Compensation Committee particularly noted the following: his continued oversight of the strategic expansion of the Company as we increased our land buying activities during fiscal 2010, including notable land acquisitions in Florida, North Carolina and Connecticut, and the purchase of a desirable building under development in New York City; his instrumental role in leading us to an increase in net contracts in fiscal 2010, as compared to fiscal 2009; the decrease of our net loss from $755.8 million in fiscal 2009 to $3.4 million in fiscal 2010; and a 17% reduction in our general and administrative costs during fiscal 2010, as compared to fiscal 2009.

With respect to Mr. Connor, the Compensation Committee particularly noted the following: his effective transition into the role of CFO; his efforts in closing our new four-year $885 million bank credit facility in fiscal 2010, which distinguished us as the first public home builder to obtain a new unsecured credit facility since the beginning of the financial crisis in 2008; the decrease of our net loss from $755.8 million in fiscal 2009 to $3.4 million in fiscal 2010; the successful management of asset dispositions and related tax strategies; our continued

compliance with our debt covenants; a 17% reduction in our general and administrative costs during fiscal 2010; and his assumption of an executive leadership role with respect to risk management.

With respect to Mr. Rassman, the Compensation Committee cited his leadership role prior to his death in September 2010 in the negotiation of a new four-year $885 million bank credit facility in fiscal 2010, which, when consummated, distinguished us as the first public home builder to obtain a new unsecured credit facility since the beginning of the financial crisis in 2008; the decrease of our net loss from $755.8 million in fiscal 2009 to $3.4 million in fiscal 2010; our continued compliance with our debt covenants; a 17% reduction in our general and administrative costs during fiscal 2010; and his selection to the 2010 All-Executive Team for the homebuilding industry by Institutional Investor magazine.

The Compensation Committee believed that, by surpassing the established minimum financial performance goal and by individually performing in an outstanding manner in fiscal 2010, Messrs. Yearley, Barzilay, Connor and Rassman merited bonuses for fiscal 2010 performance of $1,000,000, $1,500,000, $200,000 and $1,000,000, respectively. The Committee also determined that such amounts were reasonable in light of current economic conditions and comparisons within our industry. In addition, the Compensation Committee believed the individual performances of Messrs. Yearley, Barzilay and Connor in fiscal 2010 merited long-term incentive compensation awards, which were granted in December 2010 and are further described below under “Elements of NEO Compensation for Fiscal Year 2011.”

Long-Term Incentive Compensation

The Compensation Committee does not use constant criteria from year to year in the granting of equity compensation. The Compensation Committee makes a subjective determination of the effectiveness of each NEO and the extent of his contributions to our success and, based on that determination, awards equity compensation.

Equity compensation to any of our employees, including our NEOs, may be either in the form of stock options, stock appreciation rights, stock awards or stock units (which may be restricted, unrestricted or performance-based), in accordance with the terms of our stockholder-approved Employee Plan.

Stock options for all employees, including NEOs, are granted and priced on December 20 of each year (or, if December 20 falls on a weekend, options are granted as of December 20 and priced on the immediately preceding or succeeding business day); all determinations with regard to such grants have been made in advance of that date. We grant equity compensation on a set date each year, and we do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee’s primary purposes and objectives when granting equity compensation to our NEOs under the Employee Plan are to:

•	constitute a part of our overall compensation program for NEOs and to serve as a particular incentive for NEOs to devote themselves to our future success;

•	give overall NEO compensation an appropriate balance between long-term and short-term compensation;

•	provide NEOs with an opportunity to increase their proprietary interest in the Company;

•	retain NEOs in our employ; and

•	protect us by providing for forfeiture of the grant in the event that the NEO retires, or otherwise leaves our employ, and competes with us.

Stock Options.  During fiscal 2010, the Compensation Committee granted stock options to the NEOs (other than Mr. Toll), as set forth in the “Outstanding Equity Awards at October 31, 2010” table on page 35 in this proxy statement. These grants were awarded at the beginning of fiscal 2010 in recognition of the respective NEO’s service during fiscal 2009. The Compensation Committee chose to grant these options to Messrs. Yearley, Barzilay, Connor and Rassman in order to further the Compensation Committee’s objectives of motivating these NEOs to achieve long-term financial results — such as improved financial or other performance that may ultimately cause an increase in the market price of our stock. Because the options were granted with exercise prices equal to the fair market value of the underlying common stock on the date of the grant, any value that ultimately accrues to the grantee is based entirely upon our future performance, as perceived by investors who establish the market price of our common stock. The Compensation Committee chose not to grant stock options to Mr. Toll in fiscal 2010; rather, it chose to award performance-based equity compensation to Mr. Toll, as further described below.

The term of these options is 10 years from the date of the grant and the options vest in equal amounts over a four year period, beginning on the first anniversary of the date of the grant. Options would continue to vest and be exercisable for the remainder of the 10-year term upon death, disability or (except in the case of Mr. Connor) retirement, and would fully vest upon a change of control of the Company. Mr. Rassman’s options continue to vest pursuant to their normal vesting schedule under the terms of the Employee Plan. In addition, all stock options, vested and unvested, granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us.

Performance-Based Restricted Stock Unit.  During fiscal 2010, the Compensation Committee awarded Mr. Toll performance-based Restricted Stock Units (“RSUs”) relating to 200,000 shares of our common stock in lieu of granting stock options to him. The award was valued based on the closing price of our common stock on the NYSE on December 21, 2009. The RSU is performance-based and will only vest if (1) the average closing price of our common stock on the NYSE, measured over any 20 consecutive trading days ending on or prior to December 21, 2014, increases 30% or more over the closing price of our common stock on the NYSE on December 21, 2009 and (2) Mr. Toll continues to be employed by us or serve as a member of our Board until December 21, 2012. The performance-based RSUs will also vest if Mr. Toll dies or becomes disabled, or we experience a change of control prior to satisfaction of the aforementioned performance criteria. The Compensation Committee chose to award these performance-based RSUs and selected the increase in stock price and continued service as its vesting criteria in an effort to retain Mr. Toll, to motivate him to continue to lead us in such a manner that will cause a sustained increase in our stock price and to further align his financial interests with those of our stockholders. As of the date of this proxy statement, none of the vesting criteria have been satisfied.

Benefits and Perquisites

We provide all of our employees (after 60 days of service with us), including our NEOs, with specified employee benefits. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”), which is more fully described below, and various health and welfare benefit programs, including medical, dental, life and long-term disability insurance. We share the cost of these benefit programs with our employees. Our NEOs participate in these programs on the same terms as our other employees. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain and reward employees.

Retirement Benefits.  We provide various plans to meet the retirement needs of our NEOs. Retirement plans are an important part of the overall compensation scheme because we seek to provide our NEOs with the ability to plan for their future while keeping them focused on our present success.

401(k) Savings Plan.  All employees, including our NEOs, after 60 days of service with us, are eligible to participate in the 401(k) Plan. The 401(k) Plan is a qualified retirement savings plan under Section 401(k) of the Code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to Internal Revenue Service (“IRS”) regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the Code. After a year of service, we may match a portion of each participant’s contribution and also may make an annual discretionary contribution to each active participant’s account. All of the NEOs are participants in the 401(k) Plan. In January 2009, as an additional cash-conservation measure, we suspended the matching 401(k) contribution for all employees, including the NEOs.

Supplemental Executive Retirement Plan (“SERP”).  We also maintain a SERP, which provides retirement benefits to our NEOs. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans and to encourage continued employment or service with us. For a discussion of the material terms of the SERP, please see “Executive Compensation Tables — Pension Benefits at October 31, 2010 — Supplemental Executive Retirement Plan.”

Perquisites.  Perquisites did not constitute a material portion of the compensation paid to our NEOs for fiscal 2010. We provide our NEOs with limited perquisites and personal benefits that we and the Compensation Committee believe are consistent with our executive compensation philosophy and objectives. Each fiscal year, the Compensation Committee reviews and approves those perquisites which are to be provided to our NEOs. The Compensation Committee believes the perquisites for fiscal 2010 — which included auto and gas allowances, insurance, and tax and financial statement preparation as more fully described in the Summary Compensation Table in this proxy statement — are reasonable and consistent with our past practices and consistent with general practices in our industry.

Deferred Compensation Plan.  Our NEOs may elect to defer receipt of all or part of their cash compensation pursuant to the Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is open to certain management and highly compensated employees; all NEOs are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, NEOs may elect, prior to the beginning of the year, to defer a portion of their cash compensation during any calendar year. They may select a fixed payment date or dates for payment of the deferred amounts, or elect to have such amounts paid upon termination of employment. We have the right under the Deferred Compensation Plan to make discretionary contributions for the benefit of any participant in the plan. We did not make any discretionary contributions under the Deferred Compensation Plan for any NEO in fiscal 2010.

Interest earned during fiscal 2010 on any NEO deferred compensation is included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table in this proxy statement, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation at October 31, 2010 table in this proxy statement.

Employment Agreements, Change of Control Provisions and Severance Payments

Other than a 1988 agreement (the “Rassman Agreement”) with our former chief financial officer, Joel H. Rassman (described below), none of our NEOs has an employment agreement with us. We do not have a severance plan for our NEOs. Our equity compensation plans and our SERP provide for the acceleration of specified benefits in the event we experience a change of control.

Agreement with Joel H. Rassman

Under the terms of the Rassman Agreement, we paid Mr. Rassman’s widow $166,667 (two months of Mr. Rassman’s base salary) upon his death in September 2010.

Change of Control Provisions

We have no change of control agreements relating to employment benefits; however, under our equity compensation plans and our SERP, awards and benefits are generally subject to special provisions upon a defined “change of control” transaction. Upon a change of control, any outstanding options, restricted stock, deferred cash or other plan awards will generally immediately vest and any restrictions will immediately lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP shall be fully vested in their SERP benefits and potentially eligible for a lump sum payout.

Tax and Accounting Implications

Tax Regulations.  Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation over $1 million paid to specified “covered employees” (its chief executive officer and to any of its three other most highly-compensated executive officers other than its chief financial officer). Performance-based compensation will not be subject to the deduction limitation if certain requirements set forth in the Code and applicable Treasury Regulations are met. We generally structure our compensation plans for our NEOs to comply with the performance-based compensation exemption requirements of Section 162(m) of the Code; however, since corporate objectives may not always be consistent with the requirements for full deductibility, the Board and the Compensation Committee may award non-deductible compensation to our NEOs as they deem appropriate.

Accounting Considerations.  When making decisions about executive compensation, the Compensation Committee also considers how elements of compensation will impact our financial results. We accrue our NEOs’ salaries and cash bonus awards as an expense when earned by the NEO. For equity compensation grants, Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 “Compensation-Stock Compensation” (“ASC 718”) requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. In the Summary Compensation Table contained in this proxy statement, we are required to the show the grant date fair value of the equity awards made to our NEOs in each fiscal year and to include this amount as part of the NEOs’ total compensation. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, may not accurately represent the value received by the NEO. For example, stock options have a compensation expense for accounting purposes, but do not have any value to an NEO unless the market value of our stock increases above the exercise price of the stock option. In fact, options granted over the past five years to our NEOs were “under water” as of October 31, 2010 (that is, the exercise price of these options was higher than the closing price of our common stock on the NYSE on October 31, 2010). Similarly, stock awards and units fluctuate in value based on the market price of our common stock and may be worth more or less than the associated grant date fair value. Performance-based stock awards and units, which do have grant date fair value, may never have any value to the recipient because the performance criteria may never be met.

Looking Ahead — Fiscal 2011 — Compensation

Base Salaries.  In October 2010, the Compensation Committee determined that our NEOs would not receive base salary increases. Accordingly, our NEOs will receive the same base salaries in fiscal 2011 as they had received in fiscal 2010.

Annual Incentive Bonuses.  Pursuant to the terms of the Cash Bonus Plan, Mr. Toll will be entitled to a Company Performance Bonus under the Cash Bonus Plan for fiscal 2011 equal to 2.0% of our fiscal 2011 income before taxes and will be eligible to receive a Plan Year Performance Bonus, which will be determined by evaluating Mr. Toll’s performance in light of one or more performance goals established by the Compensation Committee in a manner consistent with prior periods. Similarly, pursuant to the terms of the Senior Officer Plan, Messrs. Yearley, Barzilay and Connor will be eligible to receive annual incentive bonuses for fiscal 2011 based upon our achievement of one or more performance goals established by the Compensation Committee in a manner consistent with prior periods.

Long-Term Incentive Compensation.  The Compensation Committee met in December 2010 and decided to grant options to acquire 100,000 shares of common stock to Mr. Toll, options to acquire 120,000 shares of common stock to each of Messrs. Yearley and Barzilay, and options to acquire 20,000 shares of common stock to Mr. Connor. Such grants were made as of December 20, 2010, have an exercise price equal to the closing price of our common stock on the NYSE on December 20, 2010 and will vest in equal installments over four years. The Compensation Committee also determined to award performance-based RSUs to some of our NEOs relating to 200,000 shares to Mr. Toll, 100,000 shares to Mr. Yearley, and 6,000 shares to Mr. Connor, respectively. The RSUs were valued based on the closing price of our common stock on the NYSE on December 20, 2010. Each RSU will only vest if the average closing price of our common stock on the NYSE, measured over any 20 consecutive trading days ending on or prior to December 20, 2015, increases 30% or more over the closing price of our common stock on the NYSE on December 20, 2010, and provided Mr. Toll, Mr. Yearley and Mr. Connor, as applicable, continues to be employed by us, or, in the case of Messrs. Toll and Yearley, serve as a member of our Board until December 20, 2013. Each RSU would also vest upon death or disability of the grantee, or if we experience a change of control prior to satisfaction of the performance criteria.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Executive Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors.

Carl B. Marbach (Chair)
Stephen A. Novick

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

						Change in Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Robert I. Toll,	2010	1,300,000	3,160,000	—	1,000,000	825,670	90,668	6,376,338
Executive Chairman	2009	1,170,000	3,772,000	—	—	1,545,585	95,910	6,583,495
of the Board	2008	1,300,000	—	6,000,500	—	36,000	108,139	7,444,639

Douglas C. Yearley, Jr.	2010	1,000,000	—	413,500	1,000,000	115,588	22,766	2,551,854
Chief Executive Officer

Zvi Barzilay,	2010	1,000,000	—	1,052,760	1,500,000	483,692	37,874	4,074,326
Chief Operating	2009	1,000,000	152,000	1,173,600	1,520,000	845,088	49,308	4,739,996
Officer and President	2008	1,000,000	—	1,314,000	1,368,000	47,507	49,599	3,779,106

Martin P. Connor	2010	509,808	—	90,970	200,000	102,764	7,971	911,513
Chief Financial Officer and Treasurer

Joel H. Rassman,	2010	1,017,307 (5)	—	562,100	1,000,000	458,527	200,004	3,237,938
Former Executive	2009	1,000,000	122,000	617,760	1,220,000	810,938	50,192	3,820,890
Vice President, Chief Financial Officer and Treasurer	2008	1,000,000	—	683,760	1,098,000	46,921	49,065	2,877,746

(1)	These columns present the aggregate grant date fair value of RSUs and stock options, respectively, granted in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 9 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2010. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. In December 2009, the SEC changed its rules relating to the calculation of amounts reported in the “Stock Awards” and “Option Awards” columns to require the full grant date fair value of awards to be reported and the recalculation of amounts previously reported for prior fiscal years on the same basis. As a result, the amounts reported in the “Stock Awards,” “Option Awards” and “Total” columns for fiscal 2009 and fiscal 2008 differ from the amounts previously reported in the Company’s 2010 and 2009 proxy statements. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that a NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for stock options, upon the excess of the share price over the exercise price, if any, on the date the options are exercised. Thus, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amount shown in the table.

(2)	The award to Mr. Toll for fiscal 2010 represents a Plan Year Performance Bonus determined by the Compensation Committee under the terms of the Cash Bonus Plan, as described on pages 25 and 26 of this proxy statement. Mr. Toll did not earn an award for fiscal 2009 or fiscal 2008 under the terms of the Cash Bonus Plan. The awards for Messrs. Yearley, Barzilay, Connor and Rassman for fiscal 2010, fiscal 2009 and fiscal 2008, as applicable, were earned based upon the terms of the Senior Officer Plan, as described on pages 26 and 27 of this proxy statement, and the predecessor to that plan, the Executive Officer Bonus Plan. Mr. Barzilay elected to defer 20% of each of these awards into his account in the Deferred Compensation Plan (see “Nonqualified Deferred Compensation During Fiscal 2010” in this proxy statement).

(3)	The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan. Messrs. Toll, Yearley and Connor did not participate in the Deferred Compensation Plan during the fiscal years indicated in the table above. The exact amounts attributed to the increase in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows:

		Increase in
		Actuarial Present	Above-Market
		Value of	Interest Earned on
		Accumulated	Deferred
Name	Fiscal Year	SERP Benefits	Compensation	Total

Robert I. Toll	2010	825,670	N/A	825,670
	2009	1,545,585	N/A	1,545,585
	2008	36,000	N/A	36,000
Douglas C. Yearley, Jr.	2010	115,588	N/A	115,588
Zvi Barzilay	2010	429,349	54,343	483,692
	2009	803,704	41,384	845,088
	2008	19,000	28,507	47,507
Martin P. Connor	2010	102,764	N/A	102,764
Joel H. Rassman	2010	412,835	45,692	458,527
	2009	772,792	38,146	810,938
	2008	18,000	28,921	46,921

(4)	Fiscal 2010 “All Other Compensation” consists of:

	Fiscal 2010
	Robert I.	Douglas C.	Zvi	Martin P.	Joel H.
	Toll	Yearley, Jr.	Barzilay	Connor	Rassman

Payments for tax and financial statement preparation assistance	$56,577	$—	$13,072	$—	$11,142
Life and disability premiums	10,600	6,366	7,482	771	6,610
Auto and gas expense	23,491	15,900	16,320	7,200	14,585
Use of Company guesthouses	—	500	1,000	—	1,000
Payment under employment agreement	N/A	N/A	N/A	N/A	166,667

TOTAL:	$90,668	$22,766	$37,874	$7,971	$200,004

(5)	The amount included in this column for Mr. Rassman for fiscal 2010 includes $915,384 earned by him as base salary and $101,923 accrued to his estate for accrued vacation days in connection with the termination of his employment upon his death on September 14, 2010.

Grants of Plan-Based Awards During Fiscal 2010

						Estimated
						Future	All Other	All Other		Grant
						Payouts	Stock	Option		Date
						Under	Awards:	Awards:	Exercise	Fair
						Equity	Number of	Number of	or Base	Value of
			Estimated Future Payouts Under			Incentive	Shares of	Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards			Plan Awards	Stock or	Underlying	Option	Option
	Grant	Action	Threshold	Target	Maximum	Target	Units	Options	Awards	Awards
Name	Date	Date(1)	($)	($)	($)	(#)(4)	(#)	(#)(5)	($/Sh)	($)(5)

Robert I. Toll	12/21/2009	12/07/2009	(2)	(3)	25,000,000
						200,000				3,160,000
Douglas C. Yearley, Jr.	12/20/2009	12/07/2009						50,000	18.38	413,500
Zvi Barzilay	12/20/2009	12/07/2009	(6)	(7)	8,500,000			124,000	18.38	1,052,760
Martin P. Connor	12/20/2009	12/07/2009	(6)					11,000	18.38	90,970
Joel H. Rassman	12/20/2009	12/07/2009	(6)	(7)	8,500,000			70,000	18.38	562,100

(1)	The Executive Compensation Committee met on December 7, 2009, and made determinations regarding bonuses and equity compensation grants for fiscal 2009 performance and service. All grants of equity compensation were made on December 20, 2009 (options) and December 21, 2009 (RSUs), which is consistent with our practice of awarding equity compensation described under “Compensation Discussion and Analysis — Fiscal 2010 Compensation Elements — Long-Term Incentive Compensation.”

(2)	Awards to Mr. Toll are made pursuant to the terms of the Cash Bonus Plan. The Cash Bonus Plan does not include a threshold amount; awards in any fiscal year, whether pursuant to the formula contained in the Cash Bonus Plan or pursuant to the Plan Year Performance Bonus (as described in the Cash Bonus Plan) could be as low as $0.

(3)	The Cash Bonus Plan does not include a target amount. When the Executive Compensation Committee met on December 7, 2009, to establish performance criteria for fiscal 2010 under the Plan Year Performance Bonus contained in the Cash Bonus Plan, it did not establish a target amount for the fiscal 2010 award. See “Compensation Discussion and Analysis — Fiscal 2010 Compensation Elements — Long-Term Incentive Compensation” for further information.

(4)	The Executive Compensation Committee awarded an RSU under the Employee Plan relating to 200,000 shares of our common stock to Mr. Toll on December 21, 2009. See “Compensation Discussion and Analysis — Fiscal 2010 Compensation Elements — Long-Term Incentive Compensation” for further information.

(5)	See “Compensation Discussion and Analysis — Fiscal 2010 Compensation Elements — Long-Term Incentive Compensation” for a discussion of these option grants. The exercise price of the options granted in 2010 is the closing price of our common stock on December 21, 2009, the business day immediately succeeding the grant date.

(6)	Awards to Messrs. Yearley, Barzilay, Connor and Rassman were made pursuant to the terms of the Senior Officer Plan. The plan does not include a threshold amount; awards in any fiscal year could be as low as $0.

(7)	The Senior Officer Plan does not include a target amount and, when the Executive Compensation Committee met on December 7, 2009 to establish performance goals for fiscal 2010 for each of Messrs. Yearley, Barzilay, and Rassman, it did not establish a target amount for fiscal 2010 awards. For a detailed discussion of the formula and criteria applied for such performance-based awards, please see “Compensation Discussion and Analysis — Fiscal 2010 Compensation Elements — Annual Incentive Bonus — Messrs. Yearley, Barzilay, Connor and Rassman” in this proxy statement.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Please see the “Compensation Discussion and Analysis” section of this proxy statement for a detailed description of the fiscal 2010 equity and bonus awards and the amounts of salary and bonus in proportion to total compensation with respect to each NEO.

Outstanding Equity Awards at October 31, 2010

		Option Awards					Stock Awards
											Equity
											Incentive
											Plan Awards:
									Equity		Market
									Incentive		or Payout
									Plan Awards:		Value of
									Number		Unearned
		Number of	Number of				Number of	Market Value	of Unearned		Shares,
		Securities	Securities				Shares or	of Shares	Shares,		Units or
		Underlying	Underlying				Units of	or Units of	Units or		Rights
		Unexercised	Unexercised		Option	Option	Stock That	Stock That	Rights		That Have
		Options (#)	Options (#)		Exercise	Expiration	Have Not	Have Not	That Have Not		Not
Name	Grant Date	Exercisable	Unexercisable		Price ($)	Date	Vested (#)	Vested ($)	Vested (#)		Vested ($)

Robert I. Toll	12/20/2001	1,000,000			10.8800	12/20/2011
	12/20/2002	500,000			10.5250	12/20/2012
	12/20/2003	500,000			20.1350	12/20/2013
	12/20/2004	500,000			32.5500	12/20/2014
	12/20/2005	250,000			35.9700	12/20/2015
	12/20/2006	412,500	137,500	(1)	31.8200	12/20/2016
	12/20/2007	275,000	275,000	(2)	20.7600	12/20/2017
	12/19/2008								200,000	(5)	3,588,000	(7)
	12/21/2009								200,000	(6)	3,588,000	(7)
Douglas C. Yearley, Jr.	12/20/2001	56,297			10.8800	12/20/2011
	12/20/2002	29,250			10.5250	12/20/2012
	12/20/2003	31,306			20.1350	12/20/2013
	12/20/2007	7,500	10,000	(2)	20.7600	12/20/2017
	07/18/2008	18,692			18.9200	12/20/2014
	07/18/2008	9,007			18.9200	12/20/2015
	07/18/2008	1,584	2,113	(2)	18.9200	12/20/2016
	07/18/2008	8,253	3,301	(1)	18.9200	12/20/2016
	12/20/2008	3,750	15,000	(3)	21.7000	12/20/2018
	12/20/2009		50,000	(4)	18.3800	12/20/2019
Zvi Barzilay	12/20/2000	30,066			9.6563	12/20/2010
	12/20/2001	480,000			10.8800	12/20/2011
	12/20/2002	250,000			10.5250	12/20/2012
	12/20/2003	254,000			20.1350	12/20/2013
	12/20/2004	240,000			32.5500	12/20/2014
	12/20/2005	120,000			35.9700	12/20/2015
	12/20/2006	90,000	30,000	(1)	31.8200	12/20/2016
	12/20/2006	15,000	15,000	(2)	31.8200	12/20/2016
	12/20/2007	60,000	60,000	(2)	20.7600	12/20/2017
	12/20/2008	30,000	90,000	(3)	21.7000	12/20/2018
	12/20/2009		124,000	(4)	18.3800	12/20/2009
Martin P. Connor	01/05/2009	2,500	7,500	(8)	22.1800	01/05/2019
	12/20/2009		11,000	(4)	18.3800	12/20/2019
Joel H. Rassman	12/20/2000	10,352			9.6563	12/20/2010
	12/20/2001	200,000			10.8800	12/20/2011
	12/20/2002	110,000			10.5250	12/20/2012
	12/20/2003	114,000			20.1350	12/20/2013
	12/20/2004	116,000			32.5500	12/20/2014
	12/20/2005	60,000			35.9700	12/20/2015
	12/20/2006	45,000	15,000	(1)	31.8200	12/20/2016
	12/20/2006	15,000	15,000	(2)	31.8200	12/20/2016
	12/20/2007	33,000	33,000	(2)	20.7600	12/20/2017
	12/20/2008	16,500	49,500	(3)	21.7000	12/19/2018
	12/20/2009		70,000	(4)	18.3800	12/20/2019

The options that are reflected in the above table as “exercisable” vested in equal installments on the first four anniversaries of the original grant date.

(1)	100% of the options vest on December 20, 2010.

(2)	50% of the options vest on each of December 20, 2010 and 2011.

(3)	33.33% of the options vest on each of December 20, 2010, 2011 and 2012.

(4)	25% of the options vest on each of December 20, 2010, 2011, 2012 and 2013.

(5)	200,000 performance-based RSUs were awarded to Mr. Toll on December 18, 2008. These RSUs will only vest if the average closing price of our common stock on the NYSE, measured over any 20 consecutive trading days ending on or prior to December 19, 2013, increases 30% or more over $21.70, the closing price of our common stock on the NYSE on December 19, 2008, and provided Mr. Toll continues to be employed by us or serve as a member of our Board until December 19, 2011. These RSUs will also vest if Mr. Toll dies or becomes disabled, or if we experience a change of control prior to satisfaction of the aforementioned performance criteria.

(6)	200,000 performance-based RSUs were awarded to Mr. Toll on December 21, 2009. The RSUs will only vest if the average closing price of our common stock on the NYSE, measured over any 20 consecutive trading days ending on or prior to December 21, 2014, increases 30% or more over $18.38, the closing price of our common stock on the NYSE on December 21, 2009, and provided Mr. Toll continues to be employed by us or serve as a member of our Board until December 21, 2012. These RSUs will also vest if Mr. Toll dies or becomes disabled, or if we experience a change of control prior to satisfaction of the aforementioned performance criteria.

(7)	The value of performance-based RSUs was calculated based on the closing price of the NYSE on October 29, 2010 of $17.94 per share.

(8)	33% of the options vest on each of January 5, 2011, 2012 and 2013.

Option Exercises and Stock Vested During Fiscal 2010

	Option Awards
	Number of
	Shares Acquired	Value Realized
Name	on Exercise (#)(1)	on Exercise ($)(2)

Robert I. Toll	1,000,000	8,176,200
Douglas C. Yearley, Jr	58,246	743,445
Zvi Barzilay	279,750	3,187,859
Martin P. Connor	—	—
Joel H. Rassman	194,849	2,797,835

(1)	Messrs. Toll, Yearley, Barzilay and Rassman held each of these options for virtually their entire 10-year term prior to exercise.

(2)	“Value Realized on Exercise” equals the difference between the closing price of our common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of our common stock acquired upon exercise of the stock options. The amount shown above under “Value Realized on Exercise” is subject to ordinary income tax at the time of exercise.

Pension Benefits at October 31, 2010

The following table provides information regarding the pension benefits for our NEOs under the SERP.

		Number of Years	Present Value of	Payments During
		of Credited	Accumulated	Last Fiscal
Name	Plan Name(1)	Service (#)(1)	Benefit ($)(2)	Year ($)

Robert I. Toll	SERP	20	8,307,130	—
Douglas C. Yearley, Jr	SERP	20	1,122,023	—
Zvi Barzilay	SERP	20	4,319,708	—
Martin P. Connor	SERP	1.8	531,955	—
Joel H. Rassman	SERP	20	4,153,565	—

(1)	In order to be vested in benefits under the SERP, participants must have 20 years of service with us. The SERP does not provide for partial benefits for less than 20 years of service or increased benefits based solely upon the completion of more than 20 years of service.

(2)	For a description of the SERP and the assumptions used in the calculation of the present value of plan benefits, see Note 12, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated

Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010. The increase in the actuarial present value of accumulated benefits under the SERP is due to the 10% annual increase in some NEO’s annuity amounts described herein, a change in the discount rate used for actuarial purposes and the passage of time. Since the inception of the SERP, we have used the 15-20 year Moody’s AA Bond rate as our discount rate for actuarial purposes. This rate, which was used for calculating the actuarial present value of accumulated SERP benefits, was 5.69% for fiscal 2004 and fiscal 2005 calculations, 5.65% for fiscal 2006 calculations, 6.01% for fiscal 2007 calculations, 7.21% for fiscal 2008 calculations, 5.30% for fiscal 2009 calculations, and 4.99% for fiscal 2010. The significant increase in this rate in fiscal 2008 was directly associated with the September 2008 financial market meltdown. When the discount rate increases, as it did in fiscal 2008, the actuarial present value of accumulated SERP benefits decreases because the actuarial present value is computed using a higher discount factor. When the discount rate decreases, as it did in fiscal 2009 and subsequently in fiscal 2010, the actuarial present value of accumulated SERP benefits increases.

Supplemental Executive Retirement Plan

The SERP, which is an unfunded plan, generally provides for an annual benefit, payable for 20 years following retirement, once a participant has completed 20 years of service with us and has reached “normal retirement age,” which is age 62 under the SERP. Beginning in fiscal 2008 and continuing through fiscal 2010, the SERP also provided for increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. Accordingly, for each NEO who has already reached retirement age under the SERP, on his birthday during fiscal 2010, annual retirement benefits under the SERP increased by 10% of the applicable original annual benefit amount (set forth below). In order to be eligible for the annual increase in any given year, the NEO must be employed by us on his birthday during such year, have completed 20 years of service with us on or prior to his birthday during such year, and have reached normal retirement age on or prior to his birthday during such year. During fiscal 2010, the Company discontinued any 10% increases beyond fiscal 2010; except that Mr. Yearley’s annual benefit amount will be subject to such increase for the first three years of service to the Company after he reaches age 62. The original annual benefit amounts, the fiscal 2010 increase and the annual benefits to our NEOs under the SERP as of the end of fiscal 2010 are set forth in the table below.

			Annual Benefit
	Original Annual	Fiscal 2010	Amount at
Participant	Benefit Amount	Increase	October 31, 2010

Robert I. Toll	$500,000	$50,000	$650,000
Douglas C. Yearley, Jr.	$150,000	—	$150,000
Zvi Barzilay	$260,000	$26,000	$338,000
Martin P. Connor	$100,000	—	$100,000
Joel H. Rassman	$250,000	$25,000	$325,000

Messrs. Toll and Barzilay have completed the requisite 20 years of service with us and have reached normal retirement age and are, therefore, fully vested in their SERP benefits. Mr. Yearley has completed the requisite 20 years of service with us, but has not reached normal retirement age and is not fully vested in his SERP benefits. Mr. Connor has not completed the requisite 20 years of service with us, nor has he reached normal retirement age and is, therefore, not fully vested in his SERP benefits. Mr. Rassman had completed the requisite 20 years of service with us and had reached normal retirement age and was, therefore, fully vested in his SERP benefits at the time of his death in September 2010. Benefits under the SERP will cease if any participant competes with us following retirement.

Nonqualified Deferred Compensation at October 31, 2010

The following table provides information regarding contributions, earnings, and balances for our NEOs under the Deferred Compensation Plan.

In addition, for each of the NEOs (other than Mr. Connor), the table also provides information regarding RSUs corresponding to a reduction in base salary or incentive bonus of the NEO, as applicable, that were awarded on

December 19, 2008 and that were considered to have vested upon grant but for which the underlying shares of common stock had not been delivered at October 31, 2010.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name	FY ($)(1)	FY ($)	FY ($)(2)	Distributions ($)(3)	FYE ($)(4)

Robert I. Toll	—	—	— 4,074	— 27,229	— 80,609

Douglas C. Yearley, Jr.	—	—	— 784	— 5,240	— 15,514

Zvi Barzilay	304,000	—	171,873 4,763	31,838	2,541,083 94,252

Martin P. Connor	—	—	—	—	—

Joel H. Rassman	—	—	140,748 3,823	25,552	1,928,021 75,644

(1)	“Executive Contributions in Last FY” column represents the portion of fiscal 2009 bonus paid in fiscal 2010 that the NEO elected to defer. All of the amount shown in this column for Mr. Barzilay was reported as compensation in 2010 in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32.

(2)	“Aggregate Earnings in Last FY” column represents the unrealized earnings on the NEO’s account balance in the Deferred Compensation Plan as described below. For Messrs. Toll, Yearley, Barzilay and Rassman, the second row under their names represents earnings on the undelivered portion of the shares underlying the RSUs that had been considered vested upon grant on December 19, 2008, which earnings have been “realized” only to the extent of the shares delivered during Fiscal 2010.

$54,343 and $45,692 of the amounts shown under this column for Mr. Barzilay and Mr. Rassman, respectively, represent above-market earnings and were accordingly reported as compensation in 2010 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 32.

(3)	“Aggregate Withdrawals/Distributions” column represents, in the second row, the value “realized” upon the delivery on December 19, 2009 of the first 25% of the shares of our common stock underlying the RSUs, that had been considered vested upon grant, based upon the market price of our common stock on the NYSE of the time delivery.

(4)	“Aggregate Balance” column represents the net balance of compensation that was earned and deferred in prior years and the interest accrued on such deferred amounts. For Messrs. Toll, Yearley, Barzilay and Rassman, the second row under their names represents the market value of the remaining undelivered shares underlying the RSUs that had been considered vested upon grant on December 19, 2008, based upon the closing market price of our common stock on the NYSE as of October 29, 2010, the last trading day prior to fiscal year-end.

For Mr. Barzilay, of the amount shown in the first row, $54,343, $41,384, $28,507 of above-market interest was included in his fiscal 2010, 2009 and 2008 compensation, respectively, in the Summary Compensation Table. For Mr. Rassman, of the amount shown in the first row, $45,692, $38.146 and $28,921 of above-market interest was included in his fiscal 2010, 2009 and 2008 compensation, respectively, in the Summary Compensation Table. In addition, for Mr. Rassman, the aggregate balance in his account and the remaining undelivered shares underlying the RSUs, shown in this column were distributed to him subsequent to 2010 fiscal year-end as a result of his termination of employment due to death.

Deferred Compensation Plan

Under the Deferred Compensation Plan, NEOs may elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending on the length of time of the deferral.

Interest rates are established by a majority of the board of directors of Toll Bros., Inc., our wholly owned subsidiary that administers the Deferred Compensation Plan, and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2010, interest rates for amounts deferred under the Deferred Compensation Plan ranged from 5% to 8%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan, see “Compensation Discussion and Analysis — Benefits and Perquisites — Deferred Compensation Plan” in this proxy statement.

Potential Payments upon Termination or Change of Control

None of our NEOs has an employment agreement with us, nor are any of them entitled to any sort of cash severance payment upon termination or separation from us, other than under the Rassman Agreement which provides for specified payments and benefits upon a termination or separation, as further described herein. We do maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.

The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company are disclosed in the following tables. Except with respect to Mr. Rassman, the amounts and values shown assume that such termination of employment or change of control occurred on October 29, 2010, the last business day of our 2010 fiscal year, and are based, as applicable, on a share price of $17.94, the closing price of our common stock on the NYSE on October 29, 2010. These amounts and values do not necessarily reflect the actual amounts and values that would be paid to the NEOs upon an actual termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control. For Mr. Rassman, the amounts reflect amounts of payment or values of benefits triggered by his death on September 14, 2010.

Below is a description of the assumptions that were used in creating the tables that follow. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any distributions of plan balances under our 401(k) plan and the Deferred Compensation Plan, including the value of shares underlying RSUs that had been considered vested in a prior fiscal year. See the Compensation Discussion & Analysis for information about the Company’s 401(k) plan and the “Executive Compensation Tables — Nonqualified Deferred Compensation Plan at October 31, 2010.”

Termination of Employment

Vesting of Equity Compensation Plan Awards.  Generally, unvested equity awards held by any of our employees, including the NEOs, are cancelled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents and the manner of termination) after termination of employment. However, under specified circumstances, such as retirement, death, disability or a change of control, special vesting rules apply, as described below. All equity awards, whether vested or unvested, held by an NEO terminate immediately upon a termination of employment for cause.

Special Vesting upon Retirement.  With respect to stock options granted after December 20, 2001, if an NEO retires from service with us after reaching age 62, he is entitled to continued vesting and exercisability of any unvested and/or unexercised options (stock options granted to Messrs. Yearley and Connor to date will expire prior to the respective NEO’s attainment of the retirement age of 62). Options do not automatically vest upon retirement, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following retirement. This continued vesting and exercisability is conditioned upon the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to retirement because vesting is not accelerated at retirement.

Special Vesting Upon Death or Disability.  If an NEO’s employment with us terminates due to death or disability, he (or his estate) is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not immediately vest upon death or disability, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following termination of employment. This continued vesting and exercisability are conditioned upon, in the event of the NEO’s disability, the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to termination due to death or disability because vesting is not accelerated upon these events.

Shares subject to performance-based RSUs held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s termination of his employment with us due to death or disability. The amounts in the table below for Mr. Toll are the amounts that would have been recognized by him if his employment with us had terminated due to death or disability and all of his previously unvested shares subject to performance-based RSUs were vested and delivered to him and sold on October 29, 2010.

Vesting of SERP Benefits.  Under the SERP, participants become 100% vested in their retirement benefits once they complete 20 years of service with us and reach age 62. As of October 31, 2010, Messrs. Robert I. Toll and Zvi Barzilay had reached age 62 and had completed 20 years of service with us; as a result, they were all fully vested in their SERP benefits. See “Pension Benefits at October 31, 2010.” If a SERP participant is terminated for cause, all SERP benefits are subject to forfeiture, regardless of whether the participant is fully vested.

Change of Control

Upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all shares subject to performance-based RSUs fully vest and all restrictions lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would become fully vested in their SERP benefits (if not already fully vested) and be potentially eligible for a lump sum payout. The tables below reflect the amounts that would have been recognized by each NEO (other than Mr. Rassman) if a change of control had occurred on October 29, 2010, and he had exercised and sold all of his previously unvested in-the-money stock options, and with respect to Mr. Toll, the table below reflects the amount of previously unvested performance-based RSUs that would have vested if a change of control had occurred on October 29, 2010. In addition, with respect to Messrs. Yearley and Connor, the tables below also reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 29, 2010.

Tables

Robert I. Toll

The following table describes the potential payments and benefits to Robert I. Toll upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 29, 2010.

							Change in
	Termination of Employment ($)						Control ($)
			Involuntary	Involuntary
		Normal	Not for	For
Payments and Benefits	Voluntary(1)	Retirement	Cause	Cause	Death	Disability

Accelerated vesting of unvested equity awards:
Stock option(2)	—	—	—	—	—	—	—
RSU shares(3)	—	—	—	—	$7,176,000	$7,176,000	$7,176,000
Payment of SERP Benefits(4)	—	13,000,000	13,000,000	—	13,000,000	13,000,000	13,000,000

Total:	—	$13,000,000	$13,000,000	—	$20,176,000	$20,176,000	$20,176,000

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	Mr. Toll did not have any in-the-money options that were unvested at October 29, 2010.

(3)	See footnotes 5 and 6 to the Outstanding Equity Awards at October 29, 2010 table in this proxy statement. Had Mr. Toll terminated his employment at October 29, 2010, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 29, 2010, would have been $7,176,000.

(4)	The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Toll’s benefits as of the date of payment, unless prohibited by applicable tax regulations.

Douglas C. Yearley, Jr.

The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 29, 2010.

Change in
	Termination of Employment ($)						Control ($)
Involuntary
		Normal	Not for	Involuntary
Payments and Benefits	Voluntary(1)	Retirement	Cause	For Cause	Death	Disability

Accelerated vesting of unvested equity awards
Stock option(2)	—	—	—	—	—	—	—
RSU shares	—	—	—	—	—	—	—
Payment of SERP Benefits(3)	—	—	—	—	3,000,000	3,000,000	3,000,000

Total:	$—	$—	$—	—	$3,000,000	$3,000,000	$3,000,000

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	Mr. Yearley did not have any in-the-money options that were unvested at October 29, 2010.

(3)	The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Yearley’s benefits as of the date of payment, unless prohibited by applicable tax regulations.

Zvi Barzilay

The following table describes the potential payments and benefits to Zvi Barzilay upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 29, 2010.

Change in
	Termination of Employment ($)						Control ($)
Involuntary
		Normal	Not for	Involuntary
Payments and Benefits	Voluntary(1)	Retirement	Cause	For Cause	Death	Disability

Accelerated vesting of unvested equity awards
Stock option(2)	—	—	—	—	—	—	—
RSU shares	—	—	—		—	—	—
Payment of SERP Benefits(3)	—	6,760,000	6,760,000	—	6,760,000	6,760,000	6,760,000

Total:	$—	$6,760,000	$6,760,000	—	$6,760,000	$6,760,000	$6,760,000

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	Mr. Barzilay did not have any in-the-money options that were unvested at October 29, 2010.

(3)	The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Barzilay’s benefits as of the date of payment, unless prohibited by applicable tax regulations.

Martin P. Connor

The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 29, 2010.

Change in
	Termination of Employment ($)						Control ($)
Involuntary
		Normal	Not for	Involuntary
Payments and Benefits	Voluntary(1)	Retirement	Cause	For Cause	Death	Disability

Accelerated vesting of unvested equity awards	—	—	—	—	—	—	—
Stock option(2)	—	—	—	—	—	—	—
Payment of SERP Benefits(3)	—	—	—	—	—	—	$2,000,000

Total:	—	—	—	—	—	—	$2,000,000

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	Mr. Connor did not have any in-the-money options that were unvested at October 29, 2010.

(3)	Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Connor’s benefits as of the date of payment, unless prohibited by applicable tax regulations.

Joel H. Rassman

In addition to the payment of benefits under the SERP and Deferred Compensation Plan, which would be payable in accordance with the terms of such Plans, an amount of $264,039 was payable to Mr.Rassman’s widow upon Mr. Rassman’s death on September 14, 2010, $166,667 of which represented a cash severance payment under Mr. Rassman’s employment agreement with us and the remaining $97,373 of which represented the value of his shares subject to RSUs, based upon the closing price of our common stock on the NYSE on September 14, 2010.

REPORT OF THE AUDIT COMMITTEE

As described under “Corporate Governance and Board Matters — Committees of the Board and Meetings — Audit Committee, the Audit Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal control.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2010, with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vo1. AU section 380), as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.

Based on the reviews and discussions described in the preceding paragraphs, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2010, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Paul E. Shapiro (Chair)
Edward G. Boehne
Christine N. Garvey
Carl B. Marbach

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, with the exception noted in the following sentence, we believe that all other filings required to be made by the reporting persons during or with respect to the period November 1, 2009 through October 31, 2010 (“Reporting Period”), were made on a timely basis. One Form 5 filing to report a single transaction that occurred during the Reporting Period and which involved a charitable gift of shares from Mr. Robert I. Toll to an educational institution was not filed on a timely basis.

CERTAIN TRANSACTIONS

We have a written Related Party Transaction Policy (“Policy”), which provides guidelines applicable to any transaction, arrangement or relationship between us and a related party that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related party transaction”). Under the Policy, the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board is responsible for reviewing and determining whether to approve or ratify any related party transaction. In making its determination to approve or ratify a related party transaction, the Governance Committee considers such factors as (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the benefit to us and whether there are business reasons for us to enter into the transaction, (5) the aggregate value of the transaction and (6) any other factors the Governance Committee deems relevant. The Policy requires that all proposed or potential related party transactions be reported to our legal department prior to consummation. The legal department is required to evaluate each transaction to determine if it is, in fact, a related party transaction and, if so, to report the transaction to the Governance Committee, or its designee (the Chairperson or another member of the Governance Committee, or another committee of the Board), for review. The legal department maintains a list of all related parties and periodically distributes that list to our officers and employees to help facilitate compliance with the Policy and the proper reporting of proposed related party transactions. Under the Policy, all related party transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.

All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.

During fiscal 2010, Mr. Robert I. Toll, Executive Chairman of the Board, paid approximately $263,036 to us for personal services, including legal and investment services, car service, office space for personal use and home improvement services. These services were provided by us or our employees, and such amounts were billed at rates based on the relevant employee’s compensation or the cost to the Company, as applicable, and paid throughout the year with monies deposited with us in advance by Mr. Toll.

Toll Brothers Realty LP (“Toll Realty LP”) is a partnership which effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by us, one-third by Mr. Robert I. Toll, Executive Chairman of the Board, Mr. Bruce E. Toll, Vice Chairman of the Board (and trusts established for the benefit of members of his family), Mr. Zvi Barzilay, our President and Chief Operating Officer (and trusts established for the benefit of members of his family), the Estate of Mr. Joel H. Rassman, Mr. Douglas C. Yearley, Jr., our Chief Executive Officer, and other current and former members of our senior management, and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2010, our investment in Toll Realty LP and the Trust was $182,355. We earned fees from Toll Realty LP and the Trust of $3,268,000 in fiscal 2010 under the terms of various development, finance and management services agreements. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated parties. Under such agreements, we also incur certain costs on behalf of Toll Realty LP and the Trust for which we are reimbursed by Toll Realty LP and the Trust. These fees and reimbursements were paid to us throughout the year.

Ballard, Spahr, Andrews & Ingersoll, LLP, the law firm at which Richard J. Braemer, one of our directors, is senior counsel, acted as counsel to us in various matters during fiscal 2010 and received aggregate fees of approximately $512,890 for their services during fiscal 2010.

Adam Barzilay, the son of Zvi Barzilay, is employed on a full-time basis by the Company as a Land Acquisition Manager in California. During fiscal 2010, Mr. Adam Barzilay received $204,737 in total compensation (salary, benefits, bonus and options to acquire shares of the Company’s common stock). The Company believes that the compensation paid to Mr. Adam Barzilay during his employment with the Company was not inconsistent with the compensation it would pay to an unrelated individual with a similar position.

In addition, in fiscal 2010, BET Investments, a company owned and operated by Bruce E. Toll, used our engineering and integrated systems departments to provide services in connection with the construction of various commercial real estate properties. The total amounts paid by Mr. Bruce E. Toll and BET Investments for these materials and services provided during fiscal 2010 were $79,832 and $166,500, respectively. The rates charged to Mr. Bruce E. Toll and BET Investments are comparable to what we would have charged to an unrelated third party, and it is expected that Mr. Bruce E. Toll and BET Investments may continue to purchase additional materials and services from us in fiscal 2011.

We are also party to an advisory and non-competition agreement with Bruce E. Toll. For information regarding this agreement, see “Corporate Governance and Board Matters — Director Compensation.”

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the first page of this proxy statement on or before October [  ], 2011.

A stockholder may wish to have a proposal presented at the 2012 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, except as otherwise prescribed by the presiding officer, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board of Directors, by the presiding officer, or by a stockholder entitled to vote who has delivered written notice to us (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting — that is, with respect to the 2012 Annual Meeting of Stockholders, between November [  ], 2011, and December [  ], 2011.

A stockholder who wishes to submit a nomination for director to the Board (other than a nomination brought pursuant to and in accordance with any proxy access rules adopted by the SEC subsequent to the date of this proxy statement and effective for the 2012 Annual Meeting of Stockholders) must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement, (b) any requirements adopted by the SEC subsequent to the date of this proxy statement and effective for the 2012 Annual Meeting of Stockholders relating to the inclusion of a stockholder nominee for director in our proxy statement and (c) the requirements set forth below for having our Nominating and Corporate Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director. If notice of any such proposal is not submitted in writing and received by us at the address appearing on the first page of this proxy statement by December [  ], 2011, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4 promulgated under the Exchange Act and, therefore, the persons appointed by our Board of Directors as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

PROCEDURES FOR NOMINATING CANDIDATES OR RECOMMENDING CANDIDATES FOR NOMINATION TO THE BOARD OF DIRECTORS

Any stockholder may submit a nomination for director by following the procedures outlined in Section 2-8 of our bylaws. In addition, the Nominating and Corporate Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Nominating and Corporate Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of our common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Nominating and Corporate Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

SOLICITATION OF PROXIES

The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, e-mail, telegraph or telecopy by our directors, officers or employees, or by a professional proxy solicitation firm that we engage.

ANNUAL REPORT ON FORM 10-K

We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgement.

By Order of the Board of Directors

Michael I. Snyder
Secretary

Horsham, Pennsylvania
February [  ], 2011

ANNEX A

PROPOSED AMENDMENT TO TOLL BROTHERS, INC.
SECOND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

Article Five, Part III of the Company’s Second Restated Certificate of Incorporation, as amended, shall be amended and restated in its entirety to read as follows:

ARTICLE FIVE

PART III - CLASSIFICATION OF THE BOARD

At each annual meeting of stockholders beginning at the 2012 annual meeting, Directors whose terms expire at that meeting (or such Directors’ successors) shall be elected for a one-year term. Accordingly, at the 2012 annual meeting of stockholders, the Directors whose terms expire at that meeting (or such Directors’ successors) shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of the stockholders; at the 2013 annual meeting of stockholders, the Directors whose terms expire at that meeting (or such Directors’ successors) shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of the stockholders; and at the 2014 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all Directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

A-1

TOLL BROTHERS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders - March 16, 2011
     The undersigned stockholder of Toll Brothers, Inc. (the “Company”), revoking all previous proxies, hereby appoints ROBERT I. TOLL and DOUGLAS C. YEARLEY, JR., and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2011 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on Wednesday, March 16, 2011, at 12:00 noon EDT, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.
     This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, the shares will be voted “FOR” all nominees under Proposal One, “THREE YEARS” with respect to Proposal Five, and “FOR” each of the other Proposals. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.
If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement.
The Company’s proxy materials are available online at: https://materials.proxyvote.com/889478
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
TOLL BROTHERS, INC.
March 16, 2011
COMMON STOCK
Please date, sign and mail your proxy card in the envelope provided as soon as possible
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES NAMED BELOW,
“THREE YEARS” WITH RESPECT TO PROPOSAL FIVE,
AND “FOR” EACH OF THE OTHER PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR
BLACK INK AS SHOWN HERE |X|
1. Election of Directors:

FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT
	FOR ALL NOMINEES	(see instructions below)

[ ]	[ ]	[ ]
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to the nominee you wish to withhold, as shown here [X]:
Nominees:
[   ] Robert I. Toll
[   ] Bruce E. Toll
[   ] Christine N. Garvey
2. The ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.
FOR [   ]       AGAINST [   ]       ABSTAIN [   ]
3. The approval of an amendment to the Company’s Second Restated Certificate of Incorporation, as amended, to provide for the annual election of all directors.
FOR [   ]       AGAINST [   ]       ABSTAIN [   ]
4. The approval of, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.
FOR [   ]       AGAINST [   ]       ABSTAIN [   ]
5. The recommendation, in an advisory and non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.
1 year [   ] 2 years [   ] 3 years [   ]     ABSTAIN [   ]
6. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2010 ANNUAL REPORT OF TOLL BROTHERS, INC.
MARK “X” IF YOU PLAN TO ATTEND THE 2011 ANNUAL MEETING OF STOCKHOLDERS.      [   ]
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [   ]
Signature of Stockholder                                     Dated:           , 2011
Signature of Stockholder                                     Dated:           , 2011
NOTE: Please sign this Proxy exactly as your name(s) appear(s) on this proxy card . Where shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.